Exhibit 1.01

EXECUTION COPY

Published CUSIP Number:

CREDIT AGREEMENT

$625,000,000

Dated as of July 14, 2005

among

THE WILLIAM CARTER COMPANY,
as Borrower,

and

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender,
L/C Issuer and Collateral Agent,

CREDIT SUISSE,
as Syndication Agent,

The Other Lenders Party Hereto

and

BANC OF AMERICA SECURITIES LLC

and

CREDIT SUISSE,
as Joint Lead Arrangers and Joint Bookrunning Managers,

and

JPMorgan Chase Bank, N.A.,
U.S. Bank National Association
and
Wachovia Bank, National Association,
as Co-Documentation Agents

CAHILL GORDON & REINDEL LLP
80 Pine Street
New York, New York  10005

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms
1.02	Other Interpretive Provisions
1.03	Accounting Terms
1.04	Rounding
1.05	Times of Day
1.06	Letter of Credit Amounts
1.07	Resolution of Drafting Ambiguities
1.08	Cumulative Growth Amount Transactions

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Term Loans and Revolving Loans
2.02	Borrowings, Conversions and Continuations of Revolving Loans and Term Loans
2.03	Letters of Credit
2.04	Swing Line Loans
2.05	Prepayments
2.06	Termination or Reduction of Commitments
2.07	Repayment of Loans
2.08	Interest
2.09	Fees
2.10	Computation of Interest and Fees
2.11	Evidence of Debt
2.12	Payments Generally; Administrative Agent’s Clawback
2.13	Sharing of Payments by Lenders
2.14	Incremental Credit Extensions

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes
3.02	Illegality
3.03	Inability to Determine Rates
3.04	Increased Costs; Reserves on Eurodollar Rate Loans
3.05	Compensation for Losses
3.06	Mitigation Obligations; Replacement of Lenders

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3.07	Survival

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension
4.02	Conditions to Future Credit Extensions

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws
5.02	Authorization; No Contravention
5.03	Governmental Authorization; Other Consents
5.04	Binding Effect
5.05	Financial Statements; No Material Adverse Effect
5.06	Litigation
5.07	No Default
5.08	Properties
5.09	Environmental Matters
5.10	Insurance
5.11	Taxes
5.12	ERISA Compliance
5.13	Subsidiaries; Equity Interests
5.14	Margin Regulations; Investment Company Act; Public Utility Holding Company Act
5.15	Disclosure
5.16	Compliance with Laws
5.17	Solvency
5.18	Intellectual Property Matters
5.19	Perfection, Etc
5.20	Anti-Terrorism Law

ARTICLE VI

AFFIRMATIVE COVENANTS

6.01	Financial Statements
6.02	Certificates; Other Information
6.03	Notices
6.04	Payment of Obligations
6.05	Preservation of Existence, Etc.
6.06	Maintenance of Properties
6.07	Maintenance of Insurance

6.08	Compliance with Laws
6.09	Books and Records
6.10	Inspection Rights
6.11	Use of Proceeds
6.12	Compliance with Environmental Laws
6.13	Additional Collateral; Additional Subsidiary Guarantors
6.14	Security Interests; Further Assurances
6.15	Information Regarding Collateral
6.16	Interest Rate Protection
6.17	Facilities Rating
6.18	Post-Closing Collateral Matters
6.19	OshKosh B’Gosh Asia Pacific, Limited

ARTICLE VII

NEGATIVE COVENANTS

7.01	Liens
7.02	Investments
7.03	Indebtedness and Disqualified Capital Stock
7.04	Fundamental Changes
7.05	Asset Sales
7.06	Restricted Payments
7.07	Change in Nature of Business/Partnerships/Accounting Changes
7.08	Transactions with Affiliates
7.09	Sales and Leasebacks
7.10	Clauses Restricting Subsidiary Distributions
7.11	Use of Proceeds
7.12	Financial Covenants
7.13	Acquisitions
7.14	Modifications of Organization Documents and Other Documents, Etc.
7.15	Prepayments, Etc. of Indebtedness

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default
8.02	Remedies upon Event of Default
8.03	Application of Funds

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01	Appointment and Authority

9.02	Rights as a Lender
9.03	Exculpatory Provisions
9.04	Reliance by Agents
9.05	Delegation of Duties
9.06	Resignation of Agent
9.07	Non-Reliance on Agent and Other Lenders
9.08	No Other Duties, Etc.
9.09	Agent May File Proofs of Claim
9.10	Collateral and Guarantee Matters

ARTICLE X

MISCELLANEOUS

10.01	Amendments, Etc.
10.02	Notices; Effectiveness; Electronic Communication
10.03	No Waiver; Cumulative Remedies
10.04	Expenses; Indemnity; Damage Waiver
10.05	Payments Set Aside
10.06	Successors and Assigns
10.07	Treatment of Certain Information; Confidentiality
10.08	Right of Setoff
10.09	Interest Rate Limitation
10.10	Counterparts; Integration; Effectiveness
10.11	Survival of Representations and Warranties
10.12	Severability
10.13	Replacement of Lenders
10.14	Governing Law, Jurisdiction; Etc.
10.15	Waiver of Jury Trial
10.16	USA Patriot Act Notice

SIGNATURES

SCHEDULES

1.01(a)	Certain Financial Calculations
1.01(b)	Mortgaged Property
1.01(c)	Acquisition Documents
2.01	Commitments
2.03	Existing Letters of Credit
4.01(f)(iii)	Mortgaged Property/Fair Market Value
5.09	Environmental Matters
5.13(a)	Subsidiaries
5.13(b)	Equity Interests
6.18	Post-Closing Collateral Matters
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.05	Asset Sales
7.08(e)	Affiliate Payment
7.08(f)	Affiliate Transactions
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Processing and Recordation Fees

EXHIBITS

Exhibit A-1	Form of Borrowing or Conversion Notice
Exhibit A-2	Form of Prepayment Notice
Exhibit B	Form of Swing Line Loan Notice
Exhibit C-1	Form of Term Loan Note
Exhibit C-2	Form of Revolving Loan Note
Exhibit C-3	Form of Swing Line Loan Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Guarantee Agreement
Exhibit G	Form of Security Agreement
Exhibit H	Form of Perfection Certificate
Exhibit I	Form of Solvency Certificate
Exhibit J	Form of Appointment of Collateral Agent
Exhibit K-1	Opinion of Ropes & Gray LLP
Exhibit K-2	Opinion of Local Counsel
Exhibit L	Form of Non-Bank Certificate

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EXECUTION COPY

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of July 14, 2005, among THE WILLIAM CARTER COMPANY, a Massachusetts corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender (in such capacity, the “Swing Line Lender”), L/C Issuer (as defined) and Collateral Agent (in such capacity, the “Collateral Agent”), CREDIT SUISSE, as Syndication Agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., U.S. BANK NATIONAL ASSOCIATION and WACHOVIA BANK, NATIONAL ASSOCIATION, as Co-Documentation Agents (in such capacities, the “Co-Documentation Agents”) and BANC OF AMERICA SECURITIES LLC and CREDIT SUISSE, as Joint Lead Arrangers and Joint Bookrunning Managers (in such capacities, the “Arrangers”).

WHEREAS, pursuant to the agreement and plan of merger dated as of May 10, 2005 (the “Merger Agreement”) among Borrower, Blue Merger Corp. and OshKosh B’Gosh, Inc., a Delaware corporation (the “Target”), the Borrower has agreed to purchase (the “Acquisition”) all of the issued and outstanding capital stock of the Target pursuant to the merger of Blue Merger Corp. with and into the Target (the “Merger”);

WHEREAS, simultaneously with the consummation of the Acquisition, the Borrower intends to consummate a tender offer (the “Tender Offer”) for all of the outstanding aggregate principal amount of $113.8 million of its 10.875% Senior Subordinated Notes due 2011 (the “Senior Subordinated Notes”) and refinance in full and terminate the outstanding obligations under the Existing Credit Agreement (as defined below) (together with the Tender Offer, the “Refinancing”);

WHEREAS, the proceeds of the initial borrowing hereunder will be used to pay the consideration under the Merger Agreement, to consummate the Refinancing, to pay fees and expenses in connection with the Transactions (as defined below) and to fund the ongoing working capital and other general corporate purposes of the Borrower and its Subsidiaries after the consummation of the Acquisition;

WHEREAS, the Borrower has requested that (i) the Term Loan Lenders make Term Loans to the Borrower of $500.0 million in the aggregate and (ii) the Revolving Loan Lenders provide Revolving Loan Commitments of $125.0 million in the aggregate to be available for Revolving Loans to the Borrower and Letters of Credit issued for the account of the Borrower; and

WHEREAS, the applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to so issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01                        Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” has the meaning assigned to such term in the recitals hereto.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, the aggregate consideration for any Permitted Acquisition (including, without limitation, Indebtedness assumed by the Borrower or any of its Subsidiaries), whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other similar agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business acquired in such Permitted Acquisition; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP to be established in respect thereof by Borrower or any of its Subsidiaries.

“Acquisition Documents” means the collective reference to the Merger Agreement and the other documents listed on Schedule 1.01(c).

“Additional Extension of Credit” has the meaning assigned to such term in Section 10.01.

“Additional Lender” has the meaning assigned to such term in Section 2.14.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent hereunder, and includes any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 7.08, the term “Affiliate” shall also include another Person that directly or indirectly owns more than 10% of any class of capital stock of such Person.

“Agent Parties” has the meaning assigned to such term in Section 10.02(c).

“Agents” means the Administrative Agent, the Collateral Agent and the Arrangers; and “Agent” shall mean any of them.

“Aggregate Commitments” means, collectively, the Aggregate Revolving Loan Commitments and the Aggregate Term Loan Commitments.

“Aggregate Revolving Loan Commitments” means the Revolving Loan Commitments of all of the Revolving Loan Lenders.

“Aggregate Term Loan Commitments” means the Term Loan Commitments of all of the Term Loan Lenders.

“Agreement” has the meaning assigned to such terms in the preamble hereto.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 5.20.

“Applicable Commitment Fee” means a commitment fee in respect of each Lender’s Revolving Loan Commitment equal to (a) initially from the Closing Date until the delivery of financial statements for the first fiscal quarter ending at least six months after the Closing Date, 0.50% per annum and (b) thereafter, if and for so long as the Leverage Ratio (as determined in accordance with the following paragraph) is less than 2.00 to 1.00, 0.375%.

Any increase or decrease in the Applicable Commitment Fee resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the pricing set forth in clause (a) above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Compliance Certificate is delivered.

“Applicable Rate” means (a)(i) initially from the Closing Date until the delivery of financial statements for the first fiscal quarter ending at least six months after the Closing Date, (A) 0.75% with respect to Revolving Loans that are Base Rate Loans and (B) 1.75% with respect to Revolving Loans that are Eurodollar Rate Loans and (ii) thereafter, a percentage per annum determined by reference to the Leverage Ratio in effect from time to time as set forth below:

	Applicable Rate
Leverage Ratio	Revolving Base Rate Loans	Revolving Eurodollar Rate Loans
> 3.50:1.00	1.00%	2.00%
< 3.50:1.00 > 3.00:1.00	0.75%	1.75%
< 3.00:1.00 > 2.50:1.00	0.50%	1.50%
< 2.50:1.00 > 2.00:1.00	0.25%	1.25%
< 2.00:1.00	0.00%	1.00%

; and (b)(i) initially from the Closing Date until the delivery of financial statements for the first fiscal quarter ending at least six months after the Closing Date, (A) 0.75% with respect to Term Loans that are Base Rate Loans and (B) 1.75% with respect to Term Loans that are Eurodollar Rate Loans and (ii) thereafter, a percentage per annum determined by (I) reference to the Leverage Ratio (as determined in accordance with the paragraph below) in effect from time to time as set forth below and (II) the Ratings in effect from time to time as set forth below:

		Applicable Rate
Leverage Ratio	Ratings	Term Base Rate Loans	Term Eurodollar Rate Loans
>2.50:1.00	N/A	0.75%	1.75%
< 2.50:1.00	Ba3(stable) or higher and BB(stable) or higher	0.50%	1.50%
< 2.00:1.00	at least B1(stable) and BB(stable) or higher	0.50%	1.50%

For purposes of the grid above in this clause (b), “Ratings” means any time at which Moody’s and S&P both publicly announce ratings of the Borrower’s debt obligations under this Agreement.

Any increase or decrease in the Applicable Rate resulting from a change in (a) the Leverage Ratio (in the case of Revolving Loans) shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) or (b) the Leverage Ratio and the Ratings (in the case of Term Loans) shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b), together with written certification from the Borrower as to the Ratings by Moody’s and S&P as of such date of determination; provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then the pricing set forth in clause (a)(i) or (b)(i), as applicable, of the paragraph above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until the Compliance Certificate is delivered.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to any Letter of Credit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Loan Lenders, and (c) with respect to the Swing Line, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Loan Lenders.

“Approved Fund” means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that advises or manages a Lender.

“Arrangers” has the meaning assigned to such term in the introductory paragraph hereto.

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Borrower or any Subsidiary Guarantor), in one transaction or a series of transactions, of all or any part of the Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of any of the Borrower’s Subsidiaries, other than (i) inventory (or other assets, including Cash Equivalents and intellectual property) sold, leased or licensed in the ordinary course of business, (ii) obsolete, worn out or surplus property sold in the ordinary course of business (or in the case of leased or subleased properties, properties which are no longer useful or necessary in the Borrower’s or any of its Subsidiaries’ businesses and disposed of in the ordinary course of business), and (iii) sales of other assets for aggregate consideration of less than $6.0 million with respect to any transaction or series of related transactions.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligation, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries as of January 1, 2005 and January 3, 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for the three fiscal years ended January 1, 2005, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the sixth anniversary of the Closing Date, (b) the date of termination of the Aggregate Revolving Loan Commitments pursuant to Section 2.06(a) and (c) the date of termination of the commitment of each Revolving Loan Lender (including each Swing Line Lender) to make Revolving Loans and Swing Line Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate.”  The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.

“Base Rate Term Loan” means a Term Loan that is a Base Rate Loan.

“Berkshire” means Berkshire Partners LLC.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning assigned to such term in Section 6.02.

“Borrowing” means a Term Loan Borrowing, a Revolving Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing or Conversion Notice” means a notice of (a) a Term Loan Borrowing, (b) a Revolving Loan Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be executed by the Borrower, and substantially in the form of Exhibit A-1.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” has the meaning assigned to such term in Section 2.03(g).

“Cash Equivalents” means, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits, certificates of deposit and bankers’ acceptances of any Lender or any commercial bank, or which is the principal banking subsidiary of a bank holding company, in each case, organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500 million with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any Person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person; (e) direct obligations issued by any state of the United States or any political subdivision thereof having one of the two highest rating categories obtainable from either S&P or Moody’s with maturities of not more than one year from the date of acquisition thereof; (f) demand deposit accounts maintained in the ordinary course of business; (g) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above; and (h) in the case of Foreign Subsidiaries, Investments made locally of a type comparable to those described in clauses (a)-(g) of this definition.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, order, policy, rule, regulation or treaty, (b) any change in any law, order, policy, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means, at any time,

(a)                                  the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Holdings and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to a Principal or a Related Person of a Principal;

(b)                                 Holdings shall cease to own 100% of the Equity Interests of the Borrower;

(c)                                  the adoption of a plan relating to the liquidation or dissolution of Holdings or the Borrower;

(d)                                 the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person, other than the Principals or a Related Person of a Principal, becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Holdings, measured by voting power rather than number of shares; or

(e)                                  the first day on which a majority of the members of the board of directors of Holdings are not Continuing Directors.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Loan Lenders or Term Loan Lenders, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Loan Commitments or Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date shall be no later than September 30, 2005.

“Closing Date Material Adverse Effect” means an event, change, effect, development or occurrence shall have occurred since December 31, 2004 that, individually or in the aggregate, when taken with all other events, changes, effects, developments and occurrences (A) is, or would reasonably be expected to be, material and adverse to the assets and liabilities (taken together), financial condition or business of Target and its subsidiaries (taken as a whole), (B) would reasonably be expected to materially and adversely affect the ability of Target to consummate the Acquisition or would prevent the Target from performing, or materially delay the ability of Target to perform, its obligations under the Merger Agreement or (C) is or would reasonably be expected to materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the applicable Loan Documents; provided that no change or effect resulting from any of the following shall be deemed, either alone or in combination, to constitute a Closing Date Material Adverse Effect: (a) a prospective change arising out of any legislation, proposal or enactment by any Governmental Entity (as defined in the Merger Agreement) that is proposed, adopted or enacted after the date of the Merger Agreement; (b) changes in the general conditions of the economy, financial markets, currency markets or commodity markets, whether foreign, domestic or global (including trade embargoes and changes in interest rates), in each case that does not have a disproportionate effect on Target and its subsidiaries (taken as a whole); (c) acts of war, terrorism, sabotage or civil strife; (d) announcement of the execution and delivery of the Merger Agreement or of the transactions contemplated thereby; (e) conditions affecting the industry of Target and its subsidiaries generally that do not have a disproportionate effect on Target and its subsidiaries (taken as a whole); (f) the taking of any action expressly required by the Merger Agreement or acts or omissions of Target taken with the prior written consent of the Borrower; and (g) the actions taken by Target and listed on Section 1.01 of the Company Disclosure Schedule (as defined in the Merger Agreement); provided, further, that in no event shall a change in the trading prices of Target’s Class A Common Stock, by itself, be considered a Closing Date Material Adverse Effect.

“Co-Documentation Agents” has the meaning assigned to such term in the preamble hereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” has the meaning assigned to such term in the preamble hereto, and includes any successor collateral agent.

“Commitment” means, as to each Lender, such Lender’s Revolving Loan Commitment or Term Loan Commitment, or any combination of them, as the case may be.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confidential Information Memorandum” means that certain confidential information memorandum dated as of June 2005.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of the Borrower and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Subsidiaries; provided, however, that Consolidated Capital Expenditures shall not include any expenditures by the Borrower or any of its Subsidiaries during that period which constitute: (a) a Permitted Acquisition, (b) capital expenditures relating to the construction or acquisition of any property which will be or has been transferred to a Person that is not a Loan Party pursuant to a sale-leaseback transaction permitted under Section 7.09, (c) to the extent permitted by this Agreement, a reinvestment of the Net Cash Proceeds of any Asset Sale or Extraordinary Receipts, (d) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries within 12 months of receipt of such proceeds (or if the Borrower enters into a contract to so reinvest such proceeds within 12 months of receipt thereof, within six months of the date of such contract), (e) interest capitalized during such period, (f) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither

Holdings, the Borrower nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period), (g) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (h) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of any Funded Debt of the Borrower and its Subsidiaries and, without duplication of such Funded Debt, all Indebtedness consisting of Revolving Loans or Swing Line Loans to the extent otherwise included therein) on a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” means, for any period, (a) Consolidated Net Income for such period plus (b) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income (and not added back in the definition thereof):

(i)                                     total interest expense,

(ii)                                  provisions for taxes (including any taxes actually paid and franchise taxes) based upon income as reflected in the provision for income taxes in the Borrower’s consolidated financial statements,

(iii)                               depreciation and amortization expense of the Borrower and its Subsidiaries,

(iv)                              other non-cash charges and expenses of the Borrower and its Subsidiaries (including any non-cash charges resulting from purchase accounting, but excluding any such charge or expense that constitutes an accrual of or a reserve for potential cash charges for any future period or amortization of a prepaid cash item that was paid in a prior period),

(v)                                 Transaction Costs and up to $14.0 million of tender premium costs associated with the purchase of Senior Subordinated Notes pursuant to the Tender Offer,

(vi)                              expenses incurred in connection with any Investment permitted under Section 7.02, any issuance of Disqualified Capital Stock, any Debt Issuance or any issuance of Equity Interests (in each case, whether or not consummated), or early extinguishment of Indebtedness,

(vii)                           to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition,

(viii)                        to the extent covered by insurance under which the insurer has been properly notified and has not denied or contested coverage, expenses with respect to liability or casualty events or business interruption,

(ix)                                (A) all non-recurring or unusual charges associated with the opening and permanent closing of facilities (including lease terminations, duties, severance and such other related restructuring charges) in an aggregate amount not to exceed $11.0 million within 12 months after the Closing Date and (B) other non-recurring or unusual charges in an aggregate of $10.0 million during the term of this Agreement,

(x)                                   fees and expenses in connection with refinancings permitted by Section 7.15; and

(xi)                                unrealized losses and minus unrealized gains in respect of Swap Contracts;

minus (c) non-cash items increasing Consolidated Net Income (other than with respect to cash actually received in prior periods but not recognized as income until the current period and other than with respect to the accrual of revenue or the reversal of any accrual of, or reserve for, anticipated cash charges made in any prior period).

Other than for purposes of calculating Excess Cash Flow, Consolidated EBITDA shall be calculated on a Pro forma Basis to give effect to (x) the Acquisition and (y) Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1.0 million and any Asset Sales yielding gross proceeds of less than $1.0 million) consummated at any time on or after the first day of the Test Period thereof and on or prior to the calculation date as if the Acquisition and each Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Borrower and its Subsidiaries on a consolidated basis equal to (i) Consolidated Interest Expense and (ii) scheduled payments of principal on Consolidated Indebtedness.

“Consolidated Indebtedness” means, as at any date of determination, the aggregate amount of all Indebtedness of the Borrower and its Subsidiaries required to be shown as a liability on a consolidated balance sheet of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, but excluding Indebtedness of the Borrower and its Subsidiaries (i) of the type referred to in clause (c) of the definition of “Indebtedness” and (ii) of the type referred to in clause (b) of the definition of “Indebtedness” for which the reimbursement obligation is contingent or unmatured or in respect of which the reimbursement obligation has been paid or extinguished.

“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period; provided that the foregoing shall be subject to adjustment as described in Schedule 1.01(a).

“Consolidated Interest Expense” means, for any period, the total consolidated cash interest expense of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, net of cash interest income, plus, without duplication, imputed interest on Attributable Indebtedness of the Borrower and its Subsidiaries for such period; provided that (i) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Swap Contracts (including associated costs), but excluding unrealized gains and losses with respect to Swap Contracts.

Consolidated Interest Expense shall be calculated on a Pro forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period and the period on or prior to the calculation date in connection with (x) the Acquisition and (y) Permitted Acquisitions and Asset Sales (other than any Permitted Acquisitions involving the payment of Acquisition Consideration of less than $1.0 million and any Asset Sales yielding gross proceeds of less than $1.0 million) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period taken as a single accounting period in conformity with GAAP, provided that there shall be excluded to the extent otherwise included therein, without duplication:

(a)                                  the income (or loss) of any Person (other than a Subsidiary of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period;

(b)                                 the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries;

(c)                                  the cumulative effect of a change in accounting principles as well as any current period impact of new accounting pronouncements including those related to purchase accounting;

(d)                                 the income of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary;

(e)                                  any net after-tax gains or losses attributable to the early extinguishment of Indebtedness, including the tender premium paid pursuant to the Tender Offer and any write-off of debt issuance costs incurred in the Refinancing;

(f)                                    any non-cash income or charges resulting from mark-to-market accounting under Statement of Financial Accounting Standard No. 52 – Foreign Currency Transaction relating to Indebtedness denominated in foreign currencies;

(g)                                 any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangibles and No. 144 – Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141 – Business Combinations;

(h)                                 inventory purchase accounting adjustments and amortization, impairment and other non-cash charges (including asset revaluations) resulting from purchase accounting adjustments with respect to the Transactions or any Permitted Acquisition;

(i)                                     non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity-incentive programs;

(j)                                     any Transaction Costs;

(k)                                  any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan; and

(l)                                     (to the extent not included in clauses (a) through (k) above) any net extraordinary gains or net extraordinary losses.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of Holdings who: (a) was a member of such board of directors on the Closing Date; or (b) was nominated for election or elected to such board of directors by a Principal or a Related Person of a Principal or with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument, contract, indenture, mortgage, deed of trust, undertaking or other instrument to which such Person is a party or by which it or any of its property is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Converting Lender” has the meaning assigned to such term in Section 2.01(b).

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Consolidated Net Income” means, as of any date of determination, Consolidated Net Income of the Borrower and its Subsidiaries for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements required to be delivered pursuant to Section 6.01(a) or (b), and the related Compliance Certificate required to be delivered pursuant to Section 6.02(b), have been received by the Administrative Agent.

“Cumulative Growth Amount” shall mean, on any date of determination, the sum (without duplication) of (A) 50% of Cumulative Consolidated Net Income (or, in the case Cumulative Consolidated Net Income at the time of determination is a deficit, minus 100% of such deficit) and (B) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually theretofore received in cash in respect of any Investment made since the Closing Date pursuant to Section 7.02(o), minus (C) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 7.02(o), (ii) the aggregate amount of Restricted Payments made since the Closing Date pursuant to Section 7.06(h) and (iii) the aggregate amount of prepayments, redemptions or repurchases of Subordinated Indebtedness made since the Closing Date pursuant to Section 7.15.

“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 7.03).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.08(b).

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, Term Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.

“Disqualified Capital Stock” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months following the Term Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the date that is six months following the Term Loan Maturity Date, or (c) contains any mandatory repurchase obligation which may come into effect prior to payment in full of all Obligations; provided that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is six months following the Term Loan Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person approved by (i) the Administrative Agent, (ii) in the case of any assignment of all or a portion of a Revolving Loan Commitment, Revolving Loan or both, (A) the L/C Issuer and (B) the Swing Line Lender and (iii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) any natural person or (y)  the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“Employee Benefit Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) that is maintained or contributed to by a Loan Party or any ERISA Affiliate or with respect to which a Loan Party or a Subsidiary could reasonably be expected to incur liability.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation of Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” means any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to protection of the Environment or of public health as it relates to Releases of or exposure to Hazardous Materials, or to the Release or threatened Release of Hazardous Materials, or natural resource damages and any and all Environmental Permits.

“Environmental Permit” means any permit, license, approval, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Pension Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate; (h) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (i) the making of any amendment to any Pension Plan which could result in the imposition of a lien or the posting of a bond or other security; or (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or a Subsidiary thereof.

“Eurodollar Base Rate” means, for any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate Revolving Loan” means a Revolving Loan that is a Eurodollar Rate Loan.

“Eurodollar Rate Term Loan” means a Term Loan that is a Eurodollar Rate Loan.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Amount” has the meaning assigned to such term in Section 2.05(g).

“Excess Cash Flow” means, for any period, an amount (if positive) equal to:  (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA, plus (b) the Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Capital Expenditures and Permitted Acquisitions and Investments permitted by Section 7.02 (net of any proceeds of any related financings with respect to such expenditures or Permitted Acquisitions), (b) total interest expense to the extent payable in cash, (c) provisions for current taxes based on income of Holdings and its Subsidiaries (including franchise taxes) and payable in cash or taxes paid with respect to such period, (d) cash expenses, costs, fees, charges or expenditures to the extent included in Consolidated EBITDA for such pursuant to clauses (v), (vi), (vii), (viii), (ix), (x) or (xi) of the definition of “Consolidated EBITDA,” (e) cash payments with respect to contingent contractual obligations required to be paid in the six (6) months after the end of such fiscal year (which payments would have been deducted in calculating Excess Cash Flow for such fiscal year had they been made during such fiscal year), (f) all extraordinary cash charges, (g) fees and expenses in connection with exchanges and refinancings permitted by Section 7.15, (h) Restricted Payments permitted pursuant to Section 7.06(e) and (f), and (j) cash payments made in satisfaction of non-current liabilities (other than Indebtedness).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), excise taxes (if based on income), franchise taxes imposed on it in lieu of net income taxes (including, for the avoidance of doubt, any such taxes measured by overall gross receipts) and branch profits taxes imposed on it by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or engaged in business (other than a business arising (or being deemed to arise) solely as a result of the transactions contemplated by this Agreement) in such jurisdiction, (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), (i) any U.S. federal withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lenders failure or inability (other than as a result of a Change in Law) to comply with Section 3.01, except (x) to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (y) if such Foreign Lender is an assignee pursuant to a request by the Borrower under Section 3.06; provided that this subsection (b)(i) shall not apply to any tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.13, or (ii) any Tax that is attributable to such Foreign Lender’s failure to comply with Section 3.01(e) and (c) penalties and interest on the foregoing.

“Executive Order” has the meaning assigned to such term in Section 5.20.

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement dated as of August 15, 2001 by and among The William Carter Company, as borrower, Carter Holdings,

Inc. and certain subsidiaries of The William Carter Company, as guarantors, the various lenders from time to time party thereto and Fleet National Bank, as administrative agent and collateral agent, as amended, modified and otherwise supplemented from time to time to the date hereof.

“Existing Letters of Credit” means each of those letters of credit previously issued under the Existing Credit Agreement for the account of the Borrower or any of its Subsidiaries or of Target and any of its Subsidiaries that is (a) outstanding on the Closing Date and (b) listed on Schedule 2.03.

“Existing Term Loans” has the meaning assigned thereto in Section 2.01(a).

“Extraordinary Receipts” means any receipt by the Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter dated as of May 10, 2005 among Bank of America, N.A., Banc of America Securities LLC, Credit Suisse First Boston and the Borrower.

“Financial Plan” has the meaning assigned to such term in Section 6.01(c).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is the most senior Lien to which such Collateral is subject (subject to Permitted Liens).

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (i) Consolidated EBITDA less the sum of (y) Consolidated Capital Expenditures and (z) the portion of taxes based on income and provisions for cash income taxes for the four-fiscal quarter period then ending, to (ii) Consolidated Fixed Charges for such four-fiscal quarter period; provided that the foregoing shall be subject to adjustment as described in Schedule 1.01(a).

“Foreign Lender” means any Lender that is not a U.S. Person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Governmental Authorizations” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Real Property Disclosure Requirements” means any applicable law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real

Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Granting Lender” has the meaning assigned to such term in Section 10.06(h).

“Guarantee” means, collectively, the guarantee made by Holdings and the Subsidiary Guarantors in favor of the Collateral Agent on behalf of the Secured Parties, substantially in the form of Exhibit F, together with each other guarantee and guarantee supplement in respect of the Obligations delivered pursuant to Section 6.13(b).

“Hazardous Materials” means the following:  hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Holdings” means Carters Inc., a Delaware corporation.

“Honor Date” has the meaning assigned to such term in Section 2.03(c)(i).

“Immaterial Subsidiary” means one or more Subsidiaries of the Borrower that, on a combined consolidated basis, did not (i) for the most recently concluded fiscal year account for more than 5.0% of consolidated revenues of the Borrower and its Subsidiaries and (ii) as of the last day of such fiscal year own more than 5.0% of the consolidated assets of the Borrower and its Subsidiaries.

“Improvements” means all on-site and off-site improvements to the Property, constructed on the Property, together with all fixtures, tenant improvements, and appurtenances now or later to be located on the Property and/or in such improvements.

“Incremental Amendment” has the meaning assigned to such term in Section 2.14.

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.14.

“Incremental Term Loans” has the meaning assigned to such term in Section 2.14.

“Indebtedness” means, as to any Person at a particular time, indebtedness in accordance with GAAP and, to the extent not already reflected, the following (without duplication):

(a)                                  all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)                                  net obligations of such Person under any Swap Contract;

(d)                                 all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)                                  indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that the amount of such Indebtedness shall be limited to the value of the property subject to such Lien if such Person has not assumed or become liable for the payment of such obligation;

(f)                                    Capital Lease Obligations;

(g)                                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock in such Person or any other Person (except any obligation to purchase, redeem, retire or otherwise acquire for value any Equity Interests of Holdings from present or former officers, directors or employees of Holdings, the Borrower, or any Subsidiary upon the death, disability, retirement or termination of employment or service of such officer, director or employee, or otherwise under any stock option or employee stock ownership plan approved by the board of directors of Holdings), valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)                                 all guarantees of such Person in respect of any of the foregoing;

provided that “Indebtedness” shall not include any post-closing payment adjustments or earn-out, non-competition or consulting obligations existing on the Closing Date or incurred in connection with Investments permitted under Section 7.02.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.04(b).

“Information” has the meaning assigned to such term in Section 10.07.

“Intellectual Property” has the meaning assigned to such term in Section 5.18.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date or Term Loan Maturity Date, as the case may be; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date or Term Loan Maturity Date, as the case may be.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or nine or twelve months thereafter (to the extent available to and agreed by all Lenders), as selected by the Borrower, in each case, in its Borrowing or Conversion Notice; provided that the Interest Period for the initial Credit Extension on the Closing Date shall be fifteen days; provided, further that:

(i)                                     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)                                  any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)                               no Interest Period shall extend beyond the Revolving Loan Maturity Date, in the case of an Interest Period applicable to Revolving Loans, or the Term Loan Maturity Date, in the case of an Interest Period applicable to Term Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person in any other Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of obligations of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, net of cash repayments and sale proceeds in the case of Investments in the form of Indebtedness and cash equity returns received as a distribution or dividend or by redemption or sale.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Junior Financing” has the meaning assigned to such term in Section 7.15.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Loan Lender, such Revolving Loan Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Loan Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof or the increase of the amount thereof.

“L/C Issuer” means, as the context may require, (a) Bank of America, N.A. and its permitted successors and assigns, as the issuer of Letters of Credit hereunder and (b) U.S. Bank National Association and its permitted successors and assigns, as the issuer of that certain Existing Letter of Credit set forth on Schedule 2.03.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lender” has the meaning assigned to such term in the introductory paragraph hereto, together with any Person that subsequently becomes a Lender by way of assignment in accordance with the terms of Section 10.06, together with their respective successors, other than any Person that ceases to be a Lender as a result of an assignment in accordance with Section 10.06 or an amendment of this Agreement and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter Agreement” means that certain letter agreement between the Borrower and Bank of America, N.A. dated as of the date hereof.

“Letter of Credit” means any letter of credit issued hereunder and shall include the Existing Letters of Credit.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning assigned to such term in Section 2.03(i).

“Letter of Credit Sublimit” means the lesser of (a) $80.0 million and (b) the Aggregate Revolving Loan Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitment.

“Leverage Ratio” means, at any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period; provided that the foregoing shall be subject to adjustment as described in Schedule 1.01(a).

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities (but not including rights of first refusal, tag, drag or similar rights in joint venture agreements).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Security Documents, the Guarantee, the Fee Letter and the Letter Agreement.

“Loan Parties” means, collectively, Holdings, the Borrower and each Subsidiary Guarantor.

“Marketable Securities” means any security that is listed or recorded on a United States national securities exchange, quoted on Nasdaq (or any successors thereto), on the Nasdaq National Market (or any successors thereto) or any United States national automated interdealer quotation system, with a seven-day average public float of at least $500.0 million.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect or development upon the business, operations, properties, condition (financial or otherwise) or results of operations of Holdings and its Subsidiaries, taken as a whole; or (b) material impairment of the rights or remedies available to the Lenders or the Collateral Agent under any Loan Document.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“Merger” has the meaning assigned to such term in the recitals hereto.

“Merger Agreement” has the meaning assigned to such term in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be substantially in form and substance reasonably satisfactory to the Collateral Agent and the Borrower, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” means each fee owned Real Property listed on Schedule 1.01(b), the fee simple interest of which is owned on the Closing Date by any Loan Party, or acquired by any Loan Party after the Closing Date which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 6.13(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party or any ERISA Affiliate (i) makes or is obligated to make contributions or (ii) during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a)                                  with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by the Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by the Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) bona fide direct costs incurred in connection with such Asset Sale (including income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money (other than the Loans) which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties); provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and no net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds);

(b)                                 with respect to any Debt Issuance or any issuance of Disqualified Capital Stock by any Person or any of its Subsidiaries, the cash proceeds thereof, net of reasonable fees, commissions, costs and other expenses incurred in connection therewith including reasonable legal fees and expenses; and

(c)                                  with respect to any Extraordinary Receipts, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Receipts and net of any portion of such proceeds, awards or compensation constituting reimbursement or compensation for amounts previously paid by the Borrower or its Subsidiaries in respect of the theft, loss, destruction, damage or other similar event relating to such Extraordinary Receipts; provided that no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and no net cash proceeds shall constitute Net Cash Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds).

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.03(b)(iii).

“Note” means a Revolving Loan Note or a Term Loan Note, as the context may require.

“Obligations” means (a) obligations of the Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of L/C Advances, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrower and the other Loan Parties under this Agreement and the other Loan Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” has the meaning assigned to such term in Section 5.20.

“Officer’s Certificate” means a certificate executed by a Responsible Officer in his or her official (and not individual) capacity.

“on” when used with respect to the Property or any property adjacent to the Property, means “on, in, under, above or about.”

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, in each case, arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.  For the avoidance of doubt, “Other Taxes” shall not include “Excluded Taxes.”

“Outstanding Amount” means (a) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Revolving Loans occurring on such date; (b) with respect to Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans occurring on such date; (c) with respect to Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (d) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Patriot Act” has the meaning assigned to such term in Section 4.01(m).

“Participant” has the meaning assigned to such term in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is, or at time during the immediately preceding six years was, sponsored or maintained by a Loan Party or any ERISA Affiliate or to which a Loan Party or any ERISA Affiliate does, or at any time during the immediately preceding six years did, contribute or have an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” means a certificate in the form of Exhibit H.

“Permitted Acquisition” means any acquisition by the Borrower or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Equity Interests of, or a business line or unit or a division of, any Person; provided,

(i)                                     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)                                  all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii)                               in the case of the acquisition of Equity Interests, all of the Equity Interests (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be owned 100% by the Borrower or a Subsidiary Guarantor thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 6.13;

(iv)                              the Borrower and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 7.12 on a Pro forma Basis after giving effect to such acquisition as of the last day of the fiscal quarter most recently ended;

(v)                                 the Borrower shall have delivered to the Administrative Agent at least ten (10) Business Days prior to such proposed acquisition (and the Administrative Agent shall deliver to the Lenders upon their request), a Compliance Certificate evidencing compliance with Section 7.12 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 7.12; and

(vi)                              any Person or assets or division as acquired in accordance herewith shall be in same business or lines of business in which the Borrower and/or its Subsidiaries are engaged as of the Closing Date or a similar or related business or line of business or such other lines of businesses as may be consented to by Required Lenders.

“Permitted Liens” has the meaning assigned to such term in Section 7.01.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower or any of its Subsidiaries that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions no less favorable to the Lenders than those set forth in the indenture governing the Senior Subordinated Notes or otherwise reasonably satisfactory to the Required Lenders, (b) will not mature prior to the date that is ninety-one (91) days after the Term Loan Maturity Date, and (c) has no scheduled amortization or payments of principal prior to the Term Loan Maturity Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 6.02.

“Principal” means Berkshire (and its Affiliates) and the collective parties to the Stockholders Agreement.

“Pro forma Basis” means, for purposes of calculating compliance with any test or financial covenant under this Agreement for any period, that such Permitted Acquisition or Asset Sale (and all other Permitted Acquisitions or Asset Sales that have been consummated during the applicable period) and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Permitted Acquisition or Asset Sale, (i) in the case of an Asset Sale shall be excluded, and (ii) in the case of a Permitted Acquisition, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied to any such test or financial covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (x) attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable (provided that pro forma effect shall only be given to operating expense reductions or similar anticipated benefits from any Permitted Acquisition or Asset Sale to the extent that such adjustments and the bases therefor are set forth in reasonable detail in a certificate of the chief financial officer of the Borrower delivered to the Administrative Agent and dated the relevant date of determination and which certifies that all necessary steps for the realization thereof have been taken or the Borrower reasonably anticipates that all necessary steps for the realization thereof will be taken within six months following such date of determination).

“Pro rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Class of Loans at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Class of Loans at such time; provided that if such Commitments have been terminated, then the Pro rata Share of each Lender shall be determined based on the Pro rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means the property, the Improvements and all other property constituting the “Mortgaged Property,” as described in the Mortgage, or subject to a right, lien or security interest to secure the Loan pursuant to any other Loan Document.

“Public Lender” has the meaning assigned to such term in Section 6.02.

“Qualified Capital Stock” means, of any Person, any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term Loans” has the meaning assigned to such term in Section 10.01.

“Refinancing” has the meaning assigned to such term in the recitals hereto.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys, accountants, trustees and advisors of such Person and of such Person’s Affiliates.

“Related Person” means (a) any controlling equity holder, 80% (or more) owned Subsidiary or immediate family member (in the case of an individual) of any Principal; or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Replacement Term Loans” has the meaning assigned to such term in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans or Term Loans, a Borrowing or Conversion Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means the Required Revolving Loan Lenders or the Required Term Lenders, as the case may be.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) aggregate Outstanding Amount of all Loans and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Loan Commitments; provided that the unused Revolving Loan Commitment of, and the portion of the total Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Loan Lenders” means Lenders having more than 50% of all Revolving Loan Commitments or, after the Revolving Loan Commitments have terminated, more than 50% of all Revolving Loans outstanding.

“Required Term Lenders” means Lenders having more than 50% of all Term Loans outstanding.

“Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” means (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of the Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of the Borrower now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of the Borrower now or hereafter outstanding.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.14.

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.14.

“Revolving Loan” has the meaning assigned to such term in Section 2.01(c).

“Revolving Loan Borrowing” means a borrowing consisting of Revolving Loans of the same Type, and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Revolving Loan Commitment” means, as to each Revolving Loan Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(c), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Loan Lender’s name on Schedule 2.01 under the heading “Revolving Loan Commitment” or in the Assignment and Assumption pursuant to which such Revolving Loan Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Loan Commitments of all Revolving Loan Lenders shall be $125.0 million on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Loan Lender” means a Lender with a Revolving Loan Commitment or with outstanding Revolving Loans.

“Revolving Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date and (ii) the date of termination in whole of the Revolving Loan Commitments, the L/C Obligations, and the Swing Line pursuant to Section 2.06(a) or 8.02.

“Revolving Loan Note” means a promissory note made by the Borrower in favor of a Revolving Loan Lender or its registered assigns, in substantially the form of Exhibit C-2, evidencing Revolving Loans made by such Revolving Loan Lender to the Borrower.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” means (a) the Obligations, (b) the due and punctual payment and performance of all obligations of the Borrower and the other Loan Parties under each Swap Contract permitted to be incurred pursuant to Section 7.03(n) entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations in respect of any Treasury Management Agreement between any Loan Party and any Person that is a Secured Party.

“Secured Parties” means, collectively, (a) the Administrative Agent, (b) the Collateral Agent, (c) each other Agent, (d) the Lenders, (e) each counterparty to a Swap Contract or Treasury Management Agreement permitted by Section 7.03(n) with Borrower or any Subsidiary Guarantor if at the date of entering into such Swap Contract or Treasury Management Agreement such Person was a Lender or Affiliate of a Lender and such Person executes and delivers to the Administrative Agent a letter agreement in the form of Exhibit J pursuant to which such Person (x) appoints the Collateral Agent as its agent under the applicable Loan Documents and (y) agrees to be bound by the provisions of Sections 10.04 and 10.14 and (f) solely with respect to Secured Obligations under Section 10.04(b), the other Indemnitees.

“Securities Act” means the Securities Act of 1933.

“Securities Collateral” has the meanings assigned to such term in the Security Agreement.

“Security Agreement” means a security agreement substantially in the form of Exhibit G among the Loan Parties and the Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” means all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 6.13.

“Security Documents” means the Security Agreement, the Mortgages and each other security agreement, pledge agreement or other document or agreement delivered in accordance with applicable law to grant, or purport to grant, a security interest in any property as collateral for the Obligations.

“Senior Subordinated Notes” has the meaning assigned to such term in the recitals hereto.

“Significant Subsidiary” has the meaning assigned to such term in Rule 1.02(w) of Regulation S-X under the Securities Act as in effect on the date hereof.

“Solvency Certificate” means a certificate signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit I.

“SPC” has the meaning assigned to such term in Section 10.06(h).

“Stockholders Agreement” means that certain Stockholders Agreement by and among the common equity stockholders of Holdings, including Berkshire and its Affiliates, the management investors and other persons listed therein, as in effect on August 15, 2001; provided, however, that such Stockholders Agreement may be amended from time to time if Berkshire (and its Affiliates) after such amendment own more than 50% of the common equity of Holdings subject to the Stockholders Agreement.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any other Loan Party that is by its terms subordinated in right of payment to the Obligations of the Borrower and such other Loan Party, as applicable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower, and Subsidiaries of any Person shall include Persons that will become Subsidiaries of such Person as a result of the Acquisition.

“Subsidiary Guarantors” means, collectively, each existing and future direct and indirect Subsidiary of the Borrower (including, without limitation, the Target and its Subsidiaries), other than any Foreign Subsidiary.

“Successor Company” has the meaning assigned to such term in Section 7.04(a).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than one year prior to the date of delivery thereof unless there shall have occurred within one year prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, or right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent, the Collateral Agent and the Title Company, (iv) complying in all material respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the Title Company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the endorsements of the type required under the definition of “Title Policy” hereunder or (b) otherwise reasonably acceptable to the Collateral Agent.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing

(including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” has the meaning assigned to such term in the introductory paragraph hereof, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning assigned to such term in Section 2.04(a).

“Swing Line Loan Note” means a promissory note made by the Borrower in favor of the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing Swing Line Loans made by the Swing Line Lender.

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means the lesser of (a) $10.0 million and (b) the Aggregate Revolving Loan Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Loan Commitments.

“Syndication Agent” has the meaning assigned to such term in the preamble hereto.

“Target” has the meaning assigned to such term in the introductory paragraph hereto.

“Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning assigned to such term in the recitals hereto.

“Tender Offer Documents” means the (a) the offer to purchase and consent solicitation statement dated June 9, 2005, (b) the consent and letter of transmittal to be used by holders tendering securities pursuant to the Tender Offer, (c) any press releases or newspaper advertisements relating to the Tender Offer, (d) the dealer manager agreement dated June 9, 2005 by and between Banc of America Securities LLC and The William Carter Company, and (e) any other material furnished by or with the written consent of the Borrower to holders of the Senior Subordinated Notes in connection with the Tender Offer (in each case, together with all information and documents incorporated by reference therein).

“Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Term Loan Borrowing” means a borrowing consisting of Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period.

“Term Loan Commitment” means, as to each Term Loan Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate amount of the Term Loan Commitments is $500.0 million.

“Term Loan Conversion Notice” has the meaning assigned to such term in Section 2.01(b).

“Term Loan Lender” means a Lender with a Term Loan Commitment or with outstanding Term Loans.

“Term Loan Maturity Date” means the earlier of the earlier of (i) the seventh anniversary of the Closing Date and (ii) the date of termination in whole of the Term Loan Commitments pursuant to Section 2.06(b) or 8.02.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing Term Loans made by such Term Loan Lender to the Borrower.

“Test Period” means, at any time, the four consecutive fiscal quarters of the Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b).

“Threshold Amount” means $10.0 million.

“Title Company” means any title insurance company as shall be retained by the Borrower and reasonably acceptable to the Administrative Agent.

“Title Policy” has the meaning assigned to such term in Section 4.01(f).

“Transaction Costs” means the fees, costs and expenses payable by Holdings, the Borrower or any of the Borrower’s Subsidiaries in connection with the Transactions (together with any integration and restructuring costs arising from the Acquisition) not to exceed $10.0 million in the aggregate.

“Transaction Documents” means the Acquisition Documents, the Tender Offer Documents and the Loan Documents.

“Transactions” means, collectively, (a) the consummation of the Acquisition and the Merger, (b) the Refinancing, (c) the initial funding of the Loans and the effectiveness of the Loan Documents, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including netting services, deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Type” means with respect to either a Revolving Loan or a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning assigned to such term in Section 2.03(c)(i).

“Voting Stock” means, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors of such Person.

“Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Working Capital as of the beginning of such period exceeds (or is less than) Working Capital as of the end of such period.

1.02                        Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                                  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)                                  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03                        Accounting Terms.

(a)                                  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)                                 Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the

Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided further that such reconciliation shall be required to be provided only for the four fiscal quarters following such change or such longer period as may be reasonably requested by the Administrative Agent.

1.04                        Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05                        Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06                        Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07                        Resolution of Drafting Ambiguities.  The Borrower acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents, that it and its counsel reviewed and participated in the preparation and negotiation of the Loan Documents and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Loan Documents.

1.08                        Cumulative Growth Amount Transactions.  If more than one action occurs on any given date the permissibility of the taking of which is determined hereunder by reference to the amount of the Cumulative Growth Amount immediately prior to the taking of such action, the permissibility of the taking of each such action shall be determined independently and in no event may any two or more of such actions be treated as occurring simultaneously.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01                        Term Loans and Revolving Loans.

(a)                                  Term Loans.  Subject to terms and conditions set forth herein, each Term Loan Lender (i) severally agrees to make a term loan in the amount of such Term Loan Lender’s Term Loan Commitment as set forth on Schedule 2.01 or (ii) pursuant to a timely notice that has been delivered as described in subsection (b) below, convert all of such Lender’s Tranche C Term Loan (the “Existing Term Loan”) outstanding under the Existing Credit Agreement into a term loan of equal amount under this Agreement (each such Lender’s advance or conversion being referred to herein as its “Term Loan”).  Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed and, to the extent not borrowed on the Closing Date, may not be borrowed at a later date.  Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b)                                   In connection with the making of the Term Loans pursuant to subsection (a)(ii), (i) each Lender of an Existing Term Loan (a “Converting Lender”) that has been offered the opportunity to be a Lender hereunder has also been offered the opportunity to convert all or a portion of the outstanding principal amount of the Existing Term Loan held by such Lender into a Term Loan hereunder in a principal amount equal to the amount of the Existing Term Loan so converted, and (ii) in response to such offer, one or more of such Lenders has delivered to the Administrative Agent an irrevocable written notice in substantially the form supplied by the Administrative Agent on the Platform (a “Term Loan Conversion Notice”), pursuant to which such Lender has elected to make such a conversion (each such Existing Term Loan to the extent it is to be so converted, a “Converted Term Loan”).  [Such Converted Term Loan shall be treated for all purposes hereunder as applying to such Lender’s Pro rata Share of the Term Loan Commitment requested by the Borrower to be made on the Closing Date.] On the Closing Date, the Converted Term Loans shall be converted for all purposes of this Agreement into Term Loans, and the Administrative Agent shall record in the Register the aggregate amounts of Converted Term Loans converted into Term Loans.  The Borrower shall be deemed to have continued each Eurodollar Rate Loan included in the Converted Term Loans for a new Interest Period commencing on the Closing Date and, in accordance with Section 2.18 of the Existing Credit Agreement, shall pay all amounts, if any, required pursuant to such Section in connection with such continuation.

Delivery by a Converting Lender of a duly executed Term Loan Conversion Notice with respect to its entire Existing Term Loan shall obviate the need for such Lender to execute this Agreement and such Term Loan Conversion Notice shall be deemed for all purposes to be a signature to an Assignment and Assumption.

(c)                                  Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Loan Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Loan Lender’s Revolving Loan Commitment as set forth on Schedule 2.01; provided that after giving effect to any borrowing of Revolving Loans, the Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment.  Within the limits of each Lender’s Revolving

Loan Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(c), prepay under Section 2.05, and reborrow under this Section 2.01(c).  Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.  Notwithstanding the foregoing, no more than $4.0 million of Revolving Loans may be borrowed on the Closing Date.

2.02                        Borrowings, Conversions and Continuations of Revolving Loans and Term Loans.

(a)                                  Each borrowing of Loans, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than (i) 12:30 p.m., three Business Days prior to the requested date of any borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) 12:30 p.m., on the Business Day preceding the requested date of any borrowing of Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Borrowing or Conversion Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof.  Except as provided in Sections 2.03(c) and 2.04(c), each borrowing of or conversion to Base Rate Loans (other than Swing Line Loans) shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof.  Each Borrowing or Conversion Notice (whether telephonic or written) shall specify (i) whether the requested borrowing is to be a Revolving Loan Borrowing, a Term Loan Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans or Term Loans to be borrowed, converted, continued or rolled over, (iv) if applicable, the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Borrowing or Conversion Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Revolving Loans or Term Loans, as the case may be, shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Borrowing or Conversion Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                                 Following receipt of a Borrowing or Conversion Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Dollars in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Borrowing or Conversion Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent, either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Borrowing or Conversion Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)                                  Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Class Lenders.

(d)                                 The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)                                  After giving effect to all borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f)                                    The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

2.03                        Letters of Credit.

(a)                                  The Letter of Credit Commitment.

(i)                                     Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Loan Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Subsidiary (so long as the Borrower is a joint and several co-applicant and references under this Section 2.03 shall be deemed to include such Subsidiary) and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Loan Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or such Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Loan Commitment and (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)                                  The L/C Issuer shall not be under any obligation to issue any Letter of Credit, if:

(A)                              subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Revolving Loan Lenders have approved such expiry date; or

(B)                                the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Loan Lenders have approved such expiry date;

(C)                                any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(D)                               the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer generally applicable to the issuance of letters of credit;

(E)                                 such Letter of Credit is to be denominated in a currency other than Dollars; or

(F)                                 a default of any Revolving Loan Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Loan Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Loan Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Loan Lender.

(iii)                               The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv)                              The L/C Issuer shall act on behalf of the Revolving Loan Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)                                 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)                                     Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 2:00 p.m. at least three Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.  Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)                                  Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Revolving Loan Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices relating generally to issuances of Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Loan Lender’s Pro rata Share times the amount of such Letter of Credit.

(iii)                               If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv)                              Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)                                  Drawings and Reimbursements; Funding of Participations.

(i)                                     Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof.  Not later than 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Loan Lender of the Honor Date, the amount of the unreimbursed drawing

(the “Unreimbursed Amount”), and the amount of such Revolving Loan Lender’s Pro rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Loan Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing or Conversion Notice).  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)                                  Each Revolving Loan Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)                               With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Loan Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Loan Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)                              Until a Revolving Loan Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Loan Lender’s Pro rata Share of such amount shall be solely for the account of the L/C Issuer.

(v)                                 Each Revolving Loan Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Loan Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Borrowing or Conversion Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)                              If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation.  A certificate of the L/C Issuer submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)                                 Repayment of Participations.

(i)                                     At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Loan Lender such Revolving Loan Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Loan Lender its Pro rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)                                  If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Loan Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Loan Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Obligations Absolute.  The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)                                     any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)                                  the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)                               any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)                              any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)                                 any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guarantee or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi)                              any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer.  The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)                                    Role of L/C Issuer.  Each Revolving Loan Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Loan Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Loan Lenders, the Required Revolving Loan Lenders or any Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, except to the extent that any errors with respect to the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the L/C Issuer.

(g)                                 Cash Collateral.  Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  Sections 2.05 and 8.02 set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 8.02, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Loan Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Revolving Loan Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Loan Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked deposit accounts at Bank of America and pending application or release as herein provided, shall be invested in Cash Equivalents reasonably acceptable to the Administrative Agent; provided that neither the Administrative Agent nor the L/C Issuer shall be liable to the Borrower for any investment losses suffered by the Borrower, including as a result of any sale of any such Cash Equivalents prior to the scheduled maturity thereof.

(h)                                 Applicability of ISP and Uniform Customs.  Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued that Uniform Customs shall apply to such Letter of Credit, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)                                     Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Loan Lender (other than a Defaulting Lender, which portion shall be paid to the L/C Issuer) in accordance with its Pro rata Share a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to (x) 50% of the Applicable Rate for Eurodollar Rate Revolving Loans times (y) the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate for Eurodollar Rate Revolving Loans times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate for Eurodollar Rate Revolving Loans during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(j)                                     Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04                        Swing Line Loans.

(a)                                  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Loan Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day after the Closing Date during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Revolving Loan Lender acting as Swing Line Lender, may exceed the amount of such Revolving Loan Lender’s Commitment; provided that after giving effect to any Swing Line Loan, (i) the Outstanding Amount of Revolving Loans shall not exceed the Aggregate Revolving Loan Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Revolving Loan Lender, plus such Revolving Loan Lender’s Pro rata Share of the Outstanding Amount of all L/C Obligations, plus such Revolving Loan Lender’s Pro rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Loan Lender’s Revolving Loan Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Loan Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Loan Lender’s Pro rata Share times the amount of such Swing Line Loan.

(b)                                 Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be an amount in Dollars and a minimum of $100,000 or a whole multiple of $50,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Loan Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c)                                  Refinancing of Swing Line Loans.

(i)                                     The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Loan Lender make a Base Rate Revolving Loan in an amount equal to such Revolving Loan Lender’s Pro rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Borrowing or Conversion Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Loan Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Borrowing or Conversion Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Loan Lender shall make an amount equal to its Pro rata Share of the amount specified in such Borrowing or Conversion Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing or Conversion Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Loan Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)                                  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Loan Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Loan Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Loan Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)                               If any Revolving Loan Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Loan Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Loan Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation.  A certificate of the Swing Line Lender submitted to any Revolving Loan Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)                              Each Revolving Loan Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Loan Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; unless, in any case, such Revolving Loan Lender has given the notice specified in Section 2.04(b).  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)                                 Repayment of Participations.

(i)                                     At any time after any Revolving Loan Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Loan Lender its Pro rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)                                  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Loan Lender shall pay to the Swing

Line Lender its Pro rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Loan Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)                                  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until a Revolving Loan Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Loan Lender’s Pro rata Share of any Swing Line Loan, interest in respect of such Pro rata Share shall be solely for the account of the Swing Line Lender.

(f)                                    Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05                        Prepayments.

(a)                                  Optional.

(i)                                     The Borrower may, upon notice to the Administrative Agent at any time or from time to time voluntarily prepay Revolving Loans or Term Loans, or each, in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 12:30 p.m. (i) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Revolving Loan Lender and the Term Loan Lender, as applicable, of its receipt of each such notice, and of the amount of such Lender’s Pro rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by any additional amounts required pursuant to Section 3.05.

(ii)                                  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $50,000 in excess thereof.  Each such notice shall be in the form of Exhibit A-2 and shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall be committed to make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)                                 Revolving Loan Prepayments.  If for any reason at any time the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations exceeds the Aggregate Revolving Loan Commitments then in effect, the Borrower shall immediately first, prepay Swing Line Loans, second, prepay Revolving Loans, and third, Cash Collateralize the L/C Obligations, in an aggregate amount equal to such excess.

(c)                                  Asset Sales.  Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale, the Borrower shall make prepayments in accordance with Sections 2.05(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i)                                     no such prepayment shall be required under this Section 2.05(c)(i) with respect to (A) any Asset Sale permitted by Section 7.05(a), (c), (d) (but excluding Dispositions permitted by Section 7.04(e)), (f) or (h) or (B) the disposition of property which constitutes Extraordinary Receipts; and

(ii)                                  so long as no Default or Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate to the Administrative Agent on or prior to such date stating that an amount equal to such Net Cash Proceeds are expected to be reinvested in long term productive assets of the general type used or useful in the business of the Borrower and its Subsidiaries or used to make Permitted Acquisitions or acquire a brand or trademark and related assets used or useful in the business of the Borrower and its Subsidiaries within three hundred sixty-five (365) days of the receipt of such Net Cash Proceeds, which certificate shall set forth the estimates of the proceeds to be so expended; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such period, an amount equal to such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.05(c); provided, further, that pending any such reinvestment, all such Net Cash Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Loan Commitments).

(d)                                 Debt Issuance or Disqualified Capital Stock Issuance.  On the date of receipt of any Net Cash Proceeds of any Debt Issuance or any issuance by the Borrower or any of its Subsidiaries of Disqualified Capital Stock (other than any issuance of Disqualified Capital Stock permitted by Section 7.03), the Borrower shall make prepayments in accordance with Sections 2.05(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e)                                  Extraordinary Receipts.  Not later than five Business Days following the receipt of any Net Cash Proceeds from any Extraordinary Receipts, the Borrower shall make prepayments in accordance with Sections 2.05(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that so long as no Default or Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that the Borrower shall have delivered a certificate to the Administrative Agent on or prior to such date stating that an amount equal to such Net Cash Proceeds are expected to be invested in long-term productive assets of the general type used or useful in the business of the Borrower and its Subsidiaries, which investment may include the repair, replacement or restoration of such property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets or used to make Permitted Acquisitions or acquire a brand or trademark and related assets used or useful in the Business of the Borrower and its Subsidiaries within three hundred sixty-five (365) days of the receipt of such Net Cash Proceeds, which certificate shall set forth the estimates of the proceeds to be so expended; provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such period, an amount equal to such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.05(e); provided, further, that pending any such reinvestment, all such Net Cash Proceeds shall be applied to prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Loan Commitments).

(f)                                    Excess Cash Flow.  No later than 105 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending January 1, 2007, the Borrower shall make prepayments in accordance with Sections 2.05(g) and (h) in an aggregate amount equal to 50% of Excess Cash Flow for such fiscal year minus voluntary prepayments of (i) Term Loans and (ii) Revolving Loans accompanied by a permanent reduction in Revolving Loan Commitments, in each case during such fiscal year; provided that during any Test Period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 6.02(b) calculating the Leverage Ratio) shall be 2.5x or less, the Borrower shall make prepayments in accordance with Sections 2.05(g) and (h) in an aggregate amount equal to 25% of Excess Cash Flow for such fiscal year minus voluntary prepayments of Term Loans during such fiscal year; provided, further, that during any Test Period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 6.02(b) calculating the Leverage Ratio) shall be 2.0x or less, the Borrower shall not be required to make the prepayment and/or repayment otherwise required by this Section 2.05(f).

(g)                                 Application of Prepayments.  Prior to any optional or mandatory prepayment hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.05(a) or (h), as applicable, subject to the provisions of this Section 2.05(g).  Any prepayments pursuant to Section 2.05(a), (c), (d), (e) or (f) shall be applied to reduce scheduled payments required under Section 2.07, first, at the Borrower’s option, to any scheduled principal installments of Term Loans due within the following twelve months, and second, on a pro rata basis to all remaining scheduled principal installments of the Term Loans.

Amounts to be applied pursuant to this Section 2.05 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding Base Rate Term Loans and Base Rate Revolving Loans, respectively.  Any amounts remaining after each such application shall be applied to prepay Eurodollar Rate Term Loans or Eurodollar Rate Revolving Loans, as applicable.  Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.05 shall be in excess of the amount of the Base Rate Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding Base Rate Loans shall be immediately prepaid and, at the election of the Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms reasonably satisfactory to the Collateral Agent and the Borrower and applied to the prepayment of Eurodollar Rate Loans on the last day of the then next-expiring Interest Period for Eurodollar Rate Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount (and any returns on investment relating thereto) shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 3.05.

(h)                                 Notice of Mandatory Prepayment.  The Borrower shall notify the Administrative Agent by written notice of any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Rate Loan, not later than 12:30 p.m., three Business Days before the date of prepayment, and (ii) in the case of prepayment of a Base Rate Loan in Dollars, not later than 12:30 p.m., one Business Day before the date of prepayment.  Each such notice shall be irrevocable.  Each such notice shall be in the form of Exhibit A-2 and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and shall include a reasonably detailed calculation of the amount of such prepayment.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.05.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.08.

2.06                        Termination or Reduction of Commitments.

(a)                                  Revolving Loan Commitments.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Loan Commitments, or from time to time permanently reduce the Aggregate Revolving Loan Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:30 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Loan Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations would exceed the Aggregate Revolving Loan Commitments.  The Administrative Agent will promptly notify the Revolving Loan Lenders of any such notice of termination or reduction of the Aggregate Revolving Loan Commitments.  Any reduction of the Aggregate Revolving Loan Commitments shall be applied to the Commitment of each Revolving Loan Lender according to its Pro rata Share.  All fees accrued until the effective date of any termination of the Aggregate Revolving Loan Commitments shall be paid on the effective date of such termination.

(b)                                 Term Loan Commitments.  The Term Loan Commitments of each Term Loan Lender shall be automatically terminated on the Closing Date upon the borrowing of the Term Loans on such date.

(c)                                  Termination of Commitments.  All Commitments shall terminate at noon on September 30, 2005 if the Closing Date has not occurred prior to such time.

2.07                        Repayment of Loans.

(a)                                  Term Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Term Loan Lenders the aggregate principal amount of Term Loans as follows (as adjusted for any payments made under Section 2.05), each such payment to be made on the last Business Day of the applicable fiscal quarter:

Quarter Ending	Aggregate Term Loan Principal Amortization Payment
September 30, 2005	$1,250,000
December 31, 2005	$1,250,000
March 31, 2006	$1,250,000
June 30, 2006	$1,250,000
September 30, 2006	$1,250,000
December 31, 2006	$1,250,000
March 31, 2007	$1,250,000
June 30, 2007	$1,250,000
September 30, 2007	$1,250,000
December 31, 2007	$1,250,000
March 31, 2008	$1,250,000
June 30, 2008	$1,250,000
September 30, 2008	$1,250,000
December 31, 2008	$1,250,000
March 31, 2009	$1,250,000
June 30, 2009	$1,250,000
September 30, 2009	$1,250,000
December 31, 2009	$1,250,000
March 31, 2010	$1,250,000
June 30, 2010	$1,250,000
September 30, 2010	$1,250,000
December 31, 2010	$1,250,000
March 31, 2011	$1,250,000
June 30, 2011	$1,250,000
September 30, 2011	$1,250,000
December 31, 2011	$1,250,000
March 31, 2012	$1,250,000
June 30, 2012	$1,250,000
Term Loan Maturity Date	$465,000,000

; provided that on the Term Loan Maturity Date, all Term Loans outstanding on such date shall be repaid.

(b)                                 Revolving Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Revolving Loan Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(c)                                  Swing Line Loans.  The Borrower shall repay the Swing Line Loans on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Loan Maturity Date.

2.08                        Interest.

(a)                                  Subject to the provisions of subsection (b) below:

(i)                                     each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate;

(ii)                                  each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and

(iii)                               each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate with respect to Revolving Loans.

(b)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal and premium, if any, of or interest on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in Section 2.08(a) or (ii) in the case of any other overdue amount, 2% plus the rate applicable to Base Rate Revolving Loans as provided in Section 2.08(a)(ii) (in either case, the “Default Rate”).

(c)                                  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto; provided that (i) interest accrued pursuant to Section 2.08(b) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Base Rate Revolving Loan or a Swing Line Loan without a permanent reduction in Revolving Loan Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09                        Fees.  In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a)                                  Revolving Loan Commitment Fee.  The Borrower shall pay to the Administrative Agent, for the account of each Revolving Loan Lender in accordance with its Pro Rata Share, a fee equal to the Applicable Commitment Fee per annum times the actual daily amount by which the Aggregate Revolving Loan Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans (which for the avoidance of doubt does not include the outstanding amount of Swing Line Loans) and (ii) the Outstanding Amount of L/C Obligations; provided that any commitment fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided further that no commitment fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times during the period commencing on the date hereof and ending on the last day of the Availability Period, including at any time during which one or more of the conditions in Article IV are not met, and shall be due and payable quarterly in arrears (A) on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and (B) on the Revolving Loan Maturity Date.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b)                                 Other Fees.

(i)                                     The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)                                  The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

2.10                        Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, continued or converted from a Loan of another Type and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.  Any change in the interest rate in a Loan resulting from a change in the Base Rate or the Eurodollar Reserve Percentage shall become effective as of the opening of business on the day on which such change becomes effective.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11                        Evidence of Debt.

(a)                                  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(b)                                 Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(c)                                  In addition to the accounts and records referred to in subsections (a) and (b)  above in this Section 2.11, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12                        Payments Generally; Administrative Agent’s Clawback.

(a)                                  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(b)                                 (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s Pro rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower, a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then each of the applicable Lender and the Borrower, agrees to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower, to but excluding the date of payment to the Administrative Agent at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Loans of the Class and Type comprising such Borrowing.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent then the amount so paid shall constitute such Lender’s Revolving Loan or Term Loan, as the case may be, included in such Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)                                  Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                                  Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Revolving Loans or Term Loans, or any combination of the foregoing, as the case may be, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any Lender to make any Revolving

Loan or Term Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or Term Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)                                  Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13                        Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest or fees on any of the Term Loans and/or Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest or fees thereon greater than its Pro rata Share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans and/or Revolving Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with their respective Pro rata Shares, provided that:

(i)                                     if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)                                  the provisions of this section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or Term Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this section shall apply).

Subject to the provisions of Sections 10.06(d) and (e), each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14                        Incremental Credit Extensions.  The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (a) one or more additional tranches of term loans (the “Incremental Term Loans”) or (b) one or more increases in the amount of the Revolving Credit Commitments to be made available to the Borrower (each such increase, a “Revolving Commitment Increase”), provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made or Revolving Commitment Increase is provided (and after giving effect thereto) no Default or Event of Default shall exist and the Borrower shall be in compliance with each of the covenants set forth in Section 7.12 determined on a Pro forma Basis as of the last day of the most recently ended fiscal quarter of the Borrower as if such Incremental Term Loans had been outstanding on the last day of such fiscal quarter of the Borrower for testing compliance therewith.  Each tranche of Incremental Term Loans and each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (provided that (i) with respect to any tranche of Incremental Term Loans that will not be incorporated into a tranche of existing Term Loans, such amount may not be less than $20,000,000 and (ii) such amount may be less than $10,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Incremental Term Loans and the Revolving Commitment Increases shall not exceed $125,000,000.  The Incremental Term Loans (a) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (b) shall not mature earlier than the Term Loan Maturity Date (but may have nominal amortization prior to such date) and (c) except as set forth above, shall be treated substantially the same as (and in any event no more favorably than) the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans maturing after the Term Loan Maturity Date may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after the Term Loan Maturity Date and (ii) the Incremental Term Loans may be priced differently than the Term Loans; provided, however, that the Applicable Rate for the Incremental Term Loans shall not be greater that the Applicable Rate for the Term Loans plus 0.25% (and the Applicable Rate for the Term Loans shall be increased to the extent to achieve the foregoing).  Each notice from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Commitment Increases.  Incremental Term Loans may be made, and Revolving Commitment Increases may be provided, by any existing Lender (and each existing Term Lender will have the right to make a portion of any Incremental Term Loan, and each existing Revolving Credit Lender will have the right to provide a portion of any Revolving Commitment Increase, in each case on terms permitted in this Section 2.14 and otherwise on terms reasonably acceptable to the Administrative Agent); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increase if such consent would be required under Section 10.06(a) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender.  Each existing Lender shall, by notice to the Borrower and the Administrative Agent given not later than 10 days after the date of the Administrative Agent’s notice delivered pursuant to the first sentence of this paragraph, either agree to make a portion of any Incremental Term Loan or provide a portion of any Revolving Commitment Increase, or decline to do so (and any existing Lender that does not deliver such notice within such period of 10 days shall be deemed to have declined to do so).  In the event that, on the 10th day after the Administrative Agent shall have delivered the notice pursuant to the first sentence of this paragraph, the existing Lenders shall have agreed pursuant to the preceding sentence to make Incremental Term Loans or to provide any Revolving Commitment

Increase, as applicable, in an aggregate amount less than the amount requested by the Borrower, the Incremental Term Loans may be made, and any Revolving Commitment Increase may be provided, by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increase if such consent would be required under Section 10.06(a) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Additional Lender.  Commitments in respect of Incremental Term Loans and Revolving Commitment Increases shall become Commitments (or in the case of a Revolving Commitment Increase to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent.  The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Credit Extension” or similar language in such Section 4.02 shall be deemed to refer to the Closing Date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. Subject to the minimum principal amount requirements specified above in this Section 2.14, no more than four Incremental Facility Closing Dates may be selected by the Borrower.  The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases for any purpose not prohibited by this Agreement.  No Lender shall be obligated to provide any Incremental Term Loans or Revolving Commitment Increases, unless it so agrees in its sole discretion.  Upon each increase in the Revolving Credit Commitments pursuant to this Section, (a) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Revolving Credit Lender (including each such Revolving Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (b) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Revolving Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.05.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this

Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.  This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                        Taxes.

(a)                                  Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed on or attributable to amounts payable under this section) payable by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and reasonable out-of-pocket expenses arising therefrom whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(d)                                 Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Status of Lenders.  Any Foreign Lender shall, to the extent it may lawfully do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and on or before the date that any documentation described below expires or becomes obsolete and after the occurrence of a change in the Lender’s circumstances requiring a change in the most recent form previously delivered, and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)                                     duly completed copies of IRS Form W-8BEN (or any successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii)                                  duly completed copies of IRS Form W-8ECI (or any successor thereto),

(iii)                               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L or any other form approved by the Administrative Agent to the effect that such Foreign Lender or beneficial owner is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of IRS Form W-8BEN (or any successor thereto), or

(iv)                              any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.  In addition, each Foreign Lender shall provide from time to time (to the extent it is legally entitled to do so) such documentation or certificates as is reasonably requested of the Borrower or the Administrative Agent that is required to obtain an exception from or reduction of any Indemnified Taxes or Other Taxes.

(f)                                    Treatment of Certain Refunds.  If the Administrative Agent, any Lender or the L/C Issuer determines, in its good faith discretion, that it has received a refund or overpayment credit of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this section, it shall promptly pay to the Borrower an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority (other than penalties, interest, and other charges arising from the gross negligence or willful misconduct of the Administrative Agent, the Lenders or the L/C Issuer)) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority.  Such Lender, L/C Issuer or Administrative Agent, as the case may be, shall, at the Borrower’s reasonable request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority.  If any Lender, L/C Issuer or Administrative Agent shall become aware that it is entitled to receive a refund in respect of amounts paid by the Borrower pursuant to this Section 3.01, which refund in the good faith judgment of such Lender, L/C Issuer or the Administrative Agent is allocable to such payment, it shall promptly notify the Borrower of the availability of such refund and shall, promptly after the receipt of a request by the Borrower, apply for such refund.  This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.  Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to the Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts or indemnification payments giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

3.02                        Illegality.  If any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

3.03                        Inability to Determine Rates.  If (A) the Administrative Agent determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (B) the Required Lenders advise the Administrative Agent in writing that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, in any such case, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04                        Increased Costs; Reserves on Eurodollar Rate Loans.

(a)                                  Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)                                  subject any Lender or the L/C Issuer to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable pursuant to Section 3.01 or the imposition of, or any change in the rate of, any Excluded Tax); or

(iii)                               impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or the L/C Issuer determines in good faith but in its sole and absolute discretion that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)                                  Certificates for Reimbursement.  A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a), (b) or (e) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Delay in Requests.  Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                                  Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05                        Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                                  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                                  any assignment of any Loan other than a Base Rate Loan on a day prior to the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 3.06(b) or Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

3.06                        Mitigation Obligations; Replacement of Lenders.

(a)                                  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  A certificate setting forth such costs and expenses submitted by such Lender to the Borrower shall be conclusive absent manifest error.

(b)                                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if any Lender gives a notice pursuant to Section 3.02 or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07                        Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                        Conditions of Initial Credit Extension.  The obligation of the L/C Issuer and each Lender to make its initial Credit Extension on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)                                  Loan and Corporate Documents; Certificates.  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each, if applicable, properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                     executed counterparts of this Agreement (including the Schedules and Exhibits), each other Loan Document and the Perfection Certificate;

(ii)                                  a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)                               such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)                              such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect;

(v)                                 a certificate signed by the chief executive officer and the chief financial officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied and (B) that there has been no event or circumstance since the date of the latest balance sheet included in the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Closing Date Material Adverse Effect;

(vi)                              a Solvency Certificate executed by the chief financial officer of the Borrower, as to the solvency of the Borrower and the Loan Parties, taken as a whole, in each case after giving effect to the Transactions and the use of proceeds therefrom; and

(vii)                           a Borrowing or Conversion Notice or Letter of Credit Application, as applicable, relating to the initial Credit Extension.

(b)                                 Financings and Other Transactions, Etc.  The Arrangers shall have received evidence reasonably satisfactory to them that prior to or substantially concurrently with the initial Credit Extension, the Acquisition, the Refinancing and the other Transactions shall have been consummated and in compliance with applicable law and regulatory approvals or shall be consummated contemporaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents (including all schedules and exhibits thereto), which shall not have been altered, amended or otherwise changed or supplemented in any manner adverse to the Lenders or any condition therein waived, in each case, without the prior written consent of the Arrangers (which consent shall not be unreasonably withheld).  Upon consummation of the Acquisition, the Target shall be a wholly owned Subsidiary of the Borrower.

(c)                                  Opinions of Counsel.  The Administrative Agent shall have received, on behalf of itself, the other Agents, the Lenders and the L/C Issuer, (i) an opinion of Ropes & Gray LLP, counsel to the Loan Parties, addressed to each of the Agents, the Lenders and the L/C Issuer and dated the Closing Date, substantially in the form of Exhibit K-1; (ii) an opinion of special local counsel to the Borrower in Georgia, Nevada, Wisconsin, Kentucky and Tennessee, addressed to each of the Agents, the Lenders and the L/C Issuer and dated the Closing Date, substantially in the form of Exhibit
K-2; and (iii) a copy of each legal opinion delivered under the other Transaction Documents, accompanied by reliance letters from the party delivering such opinion authorizing the Agents, Lenders and the L/C Issuer to rely thereon as if such opinion were addressed to them.

(d)                                 Indebtedness.  The Arrangers shall be reasonably satisfied with the arrangements for the repayment of all existing indebtedness of the Borrower and the Subsidiaries required to be repaid on or prior to the Closing Date and for the release or termination of all liens in respect thereof (including the form of payoff letter therefor).

(e)                                  Personal Property Requirements.  The Collateral Agent shall have received:

(i)                                     all certificates or instruments representing or evidencing the Securities Collateral (as defined in the Security Agreement) accompanied by instruments of transfer and stock powers undated and endorsed in blank;

(ii)                                  all other certificates, agreements, including control agreements, or instruments necessary to perfect the Collateral Agent’s security interest in all Chattel Paper, all Instruments, all Deposit Accounts, all Securities Accounts, all Commodity Accounts, and all Investment Property (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement) of each Loan Party have been delivered to the Collateral Agent;

(iii)                               UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents (to the extent required by the Security Agreement);

(iv)                              copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date in each of the jurisdictions set forth in Schedules 1(c) and 4 attached to the Perfection Certificate, the results of which shall not reveal any Liens on the Collateral covered or intended to be covered by the Security Documents (other than Permitted Liens); and

(v)                                 evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.

(f)                                    Real Property Requirements.  The Collateral Agent shall have received:

(i)                                     a Mortgage encumbering each Mortgaged Property in favor of the Collateral Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of each applicable political subdivision where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as shall be required in connection with the recording or filing thereof to create a lien under applicable Requirements of Law, and such financing statements and any other instruments necessary to grant a mortgage lien under the laws of any applicable jurisdiction, all of which shall be in form and substance reasonably satisfactory to Collateral Agent;

(ii)                                  with respect to each Mortgaged Property, such consents, approvals, amendments, supplements, estoppels, tenant subordination agreements or other instruments as necessary to consummate the Transactions or as shall reasonably be deemed necessary by the Collateral Agent in order for the owner or holder of the fee or leasehold interest constituting such Mortgaged Property to grant the Lien contemplated by the Mortgage with respect to such Mortgaged Property;

(iii)                               with respect to each Mortgage, a policy of title insurance (or marked up title insurance commitment having the effect of a policy of title insurance) insuring the Lien of such Mortgage as a valid first mortgage Lien on the Mortgaged Property and fixtures described therein in the amount equal to not less than 115% of the fair market value of such Mortgaged Property and fixtures, which fair market value is set forth on Schedule 4.01(f)(iii), which policy (or such marked-up commitment) (each, a “Title Policy”) shall (A) be issued by the Title Company, (B) to the extent necessary, include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Collateral Agent, (C) contain a “tie-in” or “cluster” endorsement, if available under applicable law (i.e., policies which insure against losses regardless of location or allocated value of the insured property up to a stated maximum coverage amount), (D) have been supplemented by such endorsements (or where such endorsements are not available, opinions of special counsel, architects or other professionals reasonably acceptable to the Collateral Agent) as shall be reasonably requested by the Collateral Agent (including endorsements on matters relating to usury, first loss, last dollar, zoning, contiguity, revolving credit, doing business, non-imputation, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, revolving credit, and so-called comprehensive coverage over covenants and restrictions), and (E) contain no exceptions to title other than exceptions acceptable to the Collateral Agent.  Notwithstanding the foregoing, (i) the Title Policy for each of the Mortgaged Properties owned by OshKosh B’Gosh Retail, Inc. may take exception for matters that could be disclosed by an accurate survey; and (ii) each of the Title Policies for the Mortgaged Property owned by Borrower may take exception for all matters arising since the date of the existing 1996 survey of such Mortgaged Property previously submitted to the Collateral Agent;

(iv)                              with respect to each Mortgaged Property, such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as shall be required to induce the Title Company to issue the Title Policy/ies and endorsements contemplated above;

(v)                                 evidence reasonably acceptable to the Collateral Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies referred to above;

(vi)                              with respect to each Real Property or Mortgaged Property, copies of all Leases in which Borrower or any Subsidiary holds the lessor’s interest or other agreements relating to possessory interests, if any.  To the extent any of the foregoing affect any Mortgaged Property, such agreement shall be subordinate to the Lien of the Mortgage to be recorded against such Mortgaged Property, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement, and shall otherwise be acceptable to the Collateral Agent;

(vii)                           with respect to each Mortgaged Property, each Loan Party shall have made all notifications, registrations and filings, to the extent required by, and in accordance with, all Governmental Real Property Disclosure Requirements applicable to such Mortgaged Property;

(viii)                        Surveys with respect to each Mortgaged Property in the form previously provided the Administrative Agent; and

(ix)                                a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property.

(g)                                 Insurance.  The Administrative Agent shall have received evidence that all insurance (including without limitation title insurance) required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Collateral Agent has been named as loss payee or additional insured, as applicable, under each insurance policy with respect to such insurance as to which the Collateral Agent shall have requested to be so named.

(h)                                 Consents.  All governmental, shareholder and other consents (including Hart-Scott-Rodino clearance) and approvals necessary in connection with the Transactions shall have been received and shall be in full force and effect and all third party consents shall have been received, except such consents the failure to receive which would not reasonably be expected to have a Material Adverse Effect.  Expiration or early termination of all applicable waiting periods shall have occurred without any action being taken by any authority that could restrain, prevent or impose any material adverse conditions on the Borrower and its Subsidiaries or the Transactions.

(i)                                     Litigation.  The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower or the Target, threatened, in any court or before any arbitrator or governmental authority that would reasonably be expected to have a Material Adverse Effect.

(j)                                     Fees and Expenses.  All accrued fees and expenses of the Administrative Agent and the Arrangers (including the reasonable fees and expenses of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Arrangers, and of any local and special counsel for the Administrative Agent and the Arrangers) required to be paid on or before the Closing Date shall have been paid.  The Borrower shall have paid all items due and payable under the Fee Letter on or before the Closing Date.

(k)                                  Pro Forma Financial Statements; Budget.  The Arrangers shall have received (i) the unaudited consolidated financial statements of Target and its Subsidiaries for each fiscal quarter ended since the most recent audit, (ii) the pro forma financial statements of the Target and its Subsidiaries giving effect to the Transactions for the fiscal year ended January 1, 2005 and for the period commencing on January 2, 2005 and ending with the fiscal quarter ended March 31, 2005 and (iii) forecasts prepared by management of the Borrower and its Subsidiaries of balance sheets, income statements and cash flow statements for each quarter for the first twelve months following the Closing Date and for each fiscal year thereafter (commencing with the first fiscal year following the Closing Date) up to and including the fiscal year in which the Term Loan Maturity Date occurs, in each case which shall be accompanied by an Officer’s Certificate certifying that such financial statements and forecasts have been prepared in good faith and based upon reasonable assumptions.

(l)                                     Minimum Consolidated EBITDA; Total Leverage Ratio.  The Arrangers shall have received a certificate in form and substance reasonably satisfactory to the Arrangers, dated the Closing Date and signed by the chief executive officer and chief financial officer of the Borrower, evidencing that (i) the combined Consolidated EBITDA of the Borrower, Target and their respective Subsidiaries, on a pro forma basis after giving effect to the Transactions (calculated in a manner reasonably acceptable to the Arrangers), for the four-quarter period ended March 31, 2005, is not less than $145.0 million; and (ii) the ratio of pro forma Consolidated Indebtedness of the Borrower and its Subsidiaries and the Target and its Subsidiaries at the Closing Date to the combined Consolidated EBITDA of the Borrower, the Target and their respective Subsidiaries for the four-quarter period ended March 31, 2005 (which ratio shall be calculated on a pro forma basis to give effect to the Transactions in a manner reasonable acceptable to the Arrangers) is not greater than 3.5:1.0.

(m)                               Patriot Act Compliance.  At least five Business Days prior to the Closing Date, the Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the funding on the Closing Date specifying its objection thereto.

4.02                        Conditions to Future Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (including the initial Credit Extension but not for a Borrowing or Conversion Notice requesting only a conversion of Revolving Loans to the other Type or a conversion of Term Loans to the other Type, or both, as the case may be, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                                  The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material aspects as of such earlier date, (ii) to the extent that such representations and warranties are qualified as to materiality, in which case they shall be true and correct in all respects, (iii) that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements of the Borrower and its Subsidiaries furnished pursuant to Section 6.01(a) and Section 6.01(b), respectively and (iv) on the Closing Date, to the extent that such representations and warranties specifically refer to a Material Adverse Effect, then such representations and warranties as of the Closing Date shall be deemed to refer to a Closing Date Material Adverse Effect.

(b)                                 No Default or Event of Default shall have occurred and be continuing, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)                                  The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Borrowing or Conversion Notice requesting only a conversion of Revolving Loans to the other Type or a conversion of Term Loans to the other Type, or both, as the case may be, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01                        Existence, Qualification and Power; Compliance with Laws.  Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has the organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, and (d) is in compliance with all Laws, except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                        Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than as permitted by Section 7.01) under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except with respect to any conflict, breach or contravention referred to in clause (b)(i), to the extent that such conflict, breach or contravention could not reasonably be expected to have a Material Adverse Effect.

5.03                        Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof) or (d) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force, (iii) those approvals, consents, exemptions, authorizations, actions, notices or filings described in the Security Agreement and (iv) those approvals, consents, exemptions, authorizations, actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04                        Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or secured parties’ generally, and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

5.05                        Financial Statements; No Material Adverse Effect.

(a)                                  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(b)                                 The financial statements, if any, delivered pursuant to Section 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the periods covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)                                  Since the date of the latest balance sheet included in the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)                                 The consolidated pro forma balance sheet of the Borrower and its Subsidiaries at December 31, 2004 and the related consolidated pro forma statement of operations of the Borrower and its Subsidiaries for the twelve months then ended (in each case giving pro forma effect to the Transactions), copies of which have been furnished to each Lender, fairly present in all material respects the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date (except in each case for the effects of fair value adjustments to the acquired tangible and intangible assets and liabilities required by purchase accounting principles).

(e)                                  The consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered to the Lenders prior to the date hereof pursuant to Section 6.01(c) were prepared in good faith on the basis of estimates, information and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

5.06                        Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or, as of the Closing Date, any of the transactions contemplated hereby or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07                        No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08                        Properties.

(a)                                  Generally.  Each of the Borrower and its Subsidiaries has good legal title to (in the case of fee interests in Real Property), valid leasehold interests in (in the case of leasehold interests in real or personal property) and good title to (in the case of all other personal property), all its tangible property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose or except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)                                 Real Property.  Schedules 8(a) and 8(b) to the Perfection Certificate dated the Closing Date contain a true and complete list of each interest in Real Property (i) owned by the Borrower and its Subsidiaries as of the date hereof and describes the type of interest therein held by the Borrower and its Subsidiaries and (ii) leased, subleased or otherwise occupied or utilized by the Borrower or its Subsidiaries, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such company and, in the case described in clause (ii) of this Section 5.08(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c)                                  No Extraordinary Receipts.  None of the Borrower or its Subsidiaries has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Extraordinary Receipts affecting all or any material portion of its property.  No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained to the extent required by Section 6.07(b).

(d)                                 Collateral.  The use by each of the Borrower and its Subsidiaries of the Collateral does not infringe on the rights of any Person other than such infringement which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

5.09                        Environmental Matters.

(a)                                  Except as set forth in Schedule 5.09 and except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)                                     the Borrower and its Subsidiaries and their businesses, operations and Real Property are in compliance with, and the Borrower and its Subsidiaries have no liability under, Environmental Law;

(ii)                                  the Borrower and its Subsidiaries have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing;

(iii)                               there has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or, to the knowledge of the Borrower and its Subsidiaries, formerly owned, leased or operated by the Borrower and its Subsidiaries or their predecessors in interest, which Release or threatened Release could reasonably be expected to result in liability by the Borrower and its Subsidiaries under Environmental Law; and

(iv)                              there is no Environmental Claim pending or, to the knowledge of the Borrower and its Subsidiaries, threatened in writing against the Borrower and its Subsidiaries, or which claim relates to the Real Property currently or, to the knowledge of the Borrower and its Subsidiaries, formerly owned, leased or operated by the Borrower and its Subsidiaries or which claim relates to the operations of the Borrower and its Subsidiaries, and, to the knowledge of the Borrower and its Subsidiaries, there are no actions, activities, circumstances, conditions, events or incidents that could reasonably be expected to form the basis of such an Environmental Claim.

(b)                                 Except as set forth in Schedule 5.09:

(i)                                     none of the Borrower or its Subsidiaries is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract or agreement, and no such Person is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location, except as, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect;

(ii)                                  no Real Property or facility owned, operated or leased by the Borrower and its Subsidiaries and, to the knowledge of the Borrower and its Subsidiaries, no Real Property or facility formerly owned, operated or leased by the Borrower and its Subsidiaries or any of their predecessors in interest is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (C) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)                               no Lien has been recorded or, to the knowledge of the Borrower and its Subsidiaries, threatened under any Environmental Law with respect to any owned real property or other assets of the Borrower and its Subsidiaries, except as individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and

(iv)                              the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other Environmental Law, except for those matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.10                        Insurance.  The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as Borrower and its Subsidiaries) with such deductibles and covering such risks as are customarily carried by prudent companies engaged in similar businesses and owning similar properties in localities where Borrower or the applicable Subsidiary operates.

5.11                        Taxes.  The Borrower and its Subsidiaries have (a) timely filed all material Federal, state and other Tax Returns and reports required to be filed and (b) duly and timely paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable (whether or not shown on any tax return), except those which are not more than 30 days overdue or are being contested in good faith by appropriate actions diligently conducted and in each case for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against the Borrower or any Subsidiary that, if made, would reasonably be expected to result in a Material Adverse Effect.  Holdings and each Subsidiary has made adequate provision in accordance with GAAP for all material Taxes not yet due and payable.  Neither Holdings nor any Subsidiary has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6662(d)(2)(C)(iii) of the Code or within the meaning of Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004, or has ever “participated” in a “reportable transaction” within the meaning of Treas. Reg. Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.  Except any liabilities for taxes of any consolidated, combined or unitary tax group of which the Holdings is the common parent, neither Holdings nor any of its Subsidiaries has any liabilities for the taxes of any Person under Treas. Reg. Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise, except as would not result in a Material Adverse Effect.

5.12                        ERISA Compliance.

(a)                                  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.  The Loan Parties and each ERISA Affiliate are in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan except such non-compliance as would not reasonably be expected to have a Material Adverse Effect.  The present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed an amount that would reasonably be expected to have a Material Adverse Effect.  Using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, the aggregate liabilities of the Loan Parties and each ERISA Affiliate to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Law and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) neither the Borrower or any of its Subsidiaries has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

5.13                        Subsidiaries; Equity Interests.  As of the Closing Date, the Borrower does not have any Subsidiaries other than those specifically disclosed in Schedule 5.13(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 5.13(a) free and clear of all Liens, except the security interest created by the Security Agreement, liens permitted by Section 7.01 and, after the Closing Date, Liens arising by operation of law.  As of the Closing Date, neither the Borrower nor any of its Subsidiaries has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 5.13(b).  All of the outstanding Equity Interests of the Borrower have been validly issued.  As of the Closing Date, all Subsidiaries of the Borrower existing on the Closing Date (including the Target and its Subsidiaries after giving effect to the Acquisition), other than the Foreign Subsidiaries, are Subsidiary Guarantors.  As of the Closing Date, Schedule 5.13(a) correctly sets forth the ownership interest of the Borrower and its Subsidiaries in their respective Subsidiaries as of the Closing Date after giving effect to the Acquisition.

5.14                        Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a)                                  Neither the Borrower nor any of its Subsidiaries is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)                                 Neither the Borrower nor any of its Subsidiaries (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15                        Disclosure.  No report, financial statement, certificate or other information, including the Confidential Information Memorandum and the Perfection Certificate, furnished in writing by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time; it being understood that such projections may vary from actual results and that such variances may be material.

5.16                        Compliance with Laws.  Each of the Borrower and its Subsidiaries is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17                        Solvency.  Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan (after taking into account the contribution obligations of each Loan Party pursuant to the Guarantees), (a) the fair value of the properties of each Loan Party will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct its business in which it is engaged.

5.18                        Intellectual Property Matters.  Except as set forth in Schedule 5.18:  (i) each Loan Party owns, is licensed, or is otherwise free to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, proprietary technology, trade secrets, proprietary information, domain names, and proprietary know-how and processes, necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those which the failure to own, license or otherwise have the right to use, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  To the knowledge of each Loan Party, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor to the knowledge of each Loan Party does the use of such Intellectual Property by each Loan Party infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.19                        Perfection, Etc.  All filings and other actions necessary to perfect and protect the Lien in the Collateral created under the Security Documents have been or will, within the required time periods under the Security Documents, be duly made or taken or otherwise provided for and are (or will so be) in full force and effect, and the Security Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority Lien in the Collateral, securing the payment of the Secured Obligations, subject to Liens permitted by Section 7.01.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

5.20                        Anti-Terrorism Law.

(a)                                  No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any applicable law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Patriot Act.

(b)                                 No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i)                                     a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)                                  a Person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)                               a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)                              a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)                                 a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c)                                  No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall cause each Subsidiary (except in the case of Sections 6.01, 6.02 and 6.03) to:

6.01                        Financial Statements.  Deliver to the Administrative Agent (for distribution to each Lender):

(a)                                  as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending January 1, 2006), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)                                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, certified by a Responsible Officer of the Borrower, as fairly presenting in all material respects the financial condition, results of income and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)                                  as soon as available, but in any event within 90 days after the commencement of each fiscal year, a preliminary financial forecast for such fiscal year (including the fiscal year in which the Term Loan Maturity Date occurs) (a “Financial Plan”), presented on a quarterly basis, including a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year and any revised Financial Plan for such fiscal year promptly after it is available.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                        Certificates; Other Information.  Deliver to the Administrative Agent (for distribution to each Lender):

(a)                                  no later than five days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under the financial covenants set forth herein or, if any such Event of Default shall exist, stating the nature and status of such event;

(b)                                 no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2005), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(c)                                  promptly after any request by the Administrative Agent, copies of any detailed audit reports submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any of its Subsidiaries, or any audit of any of them;

(d)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)                                  promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(f)                                    promptly after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g)                                 upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by a Loan Party or any Subsidiary with the IRS with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) all notices received by a Loan Party or any Subsidiary from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Pension Plan sponsored by a Loan Party or any Subsidiary as the Administrative Agency shall reasonably request; and

(h)                                 promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at its website address provided to the Lenders; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide, if requested, to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of originally executed Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03                        Notices.  Promptly after obtaining knowledge thereof notify the Administrative Agent in writing (for distribution to the Lenders):

(a)                                  of the occurrence of any Default or Event of Default; and

(b)                                 of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent the following meets the foregoing standard, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any of its Subsidiaries; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Laws; or (iv) of any ERISA Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04                        Payment of Obligations.  Pay and discharge as the same shall become due and payable, all their obligations and liabilities, including (a) all Taxes, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate actions diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness except, in each of the cases of clauses (a) through (c), where any failure to pay or discharge as would not reasonably be expected to have a Material Adverse Effect.

6.05                        Preservation of Existence, Etc.  Except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 7.04 or Section 7.05 and except (x) that the Borrower and its Subsidiaries may consummate the Transactions and (y) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries are acquired by the Borrower or a wholly owned subsidiary of the Borrower in such liquidation.

6.06                        Maintenance of Properties.  Except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business and at all times maintain, preserve and protect all tangible property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business); provided that nothing in this Section 6.06 shall prevent (i) sales of property, consolidations or mergers by or involving any Loan Party in accordance with Section 7.04 or Section 7.05; (ii) the withdrawal by any Loan Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Loan Party of any rights, franchises, licenses, trademarks, trade names, copyrights, patents or other Intellectual Property that such Person reasonably determines are not useful to its business or no longer commercially desirable.

6.07                        Maintenance of Insurance.

(a)                                  Generally.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Subsidiaries) as are customarily carried under similar circumstances by such other Persons.

(b)                                 Flood Insurance.  With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

6.08                        Compliance with Laws.  Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such applicable law or order, writ, injunction or decree is being contested in good faith by appropriate actions diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                        Books and Records.  Maintain books of record and account, in which entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

6.10                        Inspection Rights.  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such independent accountants’ customary procedure), all at the reasonable expense of the Borrower and in each case at such reasonable times during normal business hours as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided further that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

6.11                        Use of Proceeds.  Use the proceeds of the Credit Extensions (i) on the Closing Date to finance in part the Acquisition and the Refinancing and to pay fees and expenses incurred in connection with the Transactions and (ii) after the Closing Date to provide ongoing working capital and for general corporate purposes of the Borrower and the Subsidiaries and to pay any fees and expenses incurred in connection with the Transactions.

6.12                        Compliance with Environmental Laws.

(a)                                  Except to the extent that failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, comply, and cause all lessees and other Persons occupying Real Property of any Loan Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Loan Party shall be required to undertake any Response or perform any compliance activity to the extent that its obligation to do so is being contested in good faith and by proper actions and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b)                                 If a Default caused by reason of a breach of Section 5.09 or Section 6.12(a) shall have occurred and be continuing for more than 20 days without the Loan Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Borrower, an environmental assessment report regarding the matters which are the subject of such Default, including, where and to the extent appropriate, soil and/or groundwater sampling in relation to the subject of such Default, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.

6.13                        Additional Collateral; Additional Subsidiary Guarantors.

(a)                                  Subject to the terms of this Section 6.13, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof or such longer period as the Administrative Agent may agree in its discretion) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a First Priority Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent.  The Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b)                                 With respect to any Person that is or becomes a Subsidiary after the Closing Date, promptly (i) deliver to the Collateral Agent the certificates, if any, representing the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, provided that (x) only 65% of the outstanding Equity Interests of any Foreign Subsidiary that is a direct Subsidiary of a Loan Party shall be required to be delivered pursuant to this clause (i) and (y) the Equity Interests of any Subsidiary that is a Subsidiary of a Foreign Subsidiary shall not be required to be delivered pursuant to this clause (i), (ii) cause such new Subsidiary if such Subsidiary is not a Foreign Subsidiary, to execute joinder agreements to the Guarantee and the Security Agreement, substantially in the forms annexed thereto, and (iii) take all actions necessary in the reasonable opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by the Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c)                                  Promptly grant to the Collateral Agent, within 90 Business Days of the acquisition thereof or such longer period as the Administrative Agent may agree in its discretion, a security interest in and Mortgage on each Real Property owned in fee by any Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $3.0 million, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 7.01).  Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens reasonably acceptable to the Collateral Agent.  The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full.  Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a Title Policy, a Survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d)                                 Notwithstanding the foregoing, (x) the Administrative Agent shall not take a security interest in those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefit to the Lenders of the security afforded thereby and (y) Liens required to be granted pursuant to this Section 6.13 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

6.14                        Security Interests; Further Assurances.  Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent or any Lender through the Administrative Agent, correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Loan Document or other document or instrument relating to any Collateral.

6.15                        Information Regarding Collateral.  Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 10 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably requested by the Collateral Agent to maintain (to the extent provided in the applicable Security Document) the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral.  Each Loan Party agrees to promptly provide the Collateral Agent with certified Organization Documents reflecting any of the changes described in the preceding sentence.

6.16                        Interest Rate Protection.  No later than the 120th day after the Closing Date and at all times thereafter, the Borrower shall enter into Swap Contracts with terms and conditions (including an initial minimum term of two years) and with a counterparty acceptable to the Administrative Agent covering such amount of Indebtedness of the Borrower or any Subsidiary such that at least 25% of the aggregate principal amount of the total indebtedness of the Borrower and its Subsidiaries is subject to interest rate Swap Contracts or bears interest at fixed rates.

6.17                        Facilities Rating.  The Borrower shall use its commercially reasonable efforts to provide that the Indebtedness under this Agreement remains rated by each of S&P and Moody’s at all times and to promptly deliver to the Administrative Agent written notice of any change in the rating thereof by S&P or Moody’s.

6.18                        Post-Closing Collateral Matters.  The Borrower shall execute and deliver the documents and complete the tasks set forth on Schedule 6.18, in each case within the time limits specified on such Schedule.

6.19                        OshKosh B’Gosh Asia Pacific, Limited.  Notwithstanding anything to the contrary set forth herein, the Borrower shall ensure that OshKosh B’Gosh Asia Pacific, Limited remains a dormant company and shall remain dormant until such time as it is dissolved in accordance with the laws of Hong Kong; provided that if at any time OshKosh B’Gosh Asia Pacific, Limited ceases to be dormant, the Borrower shall comply with the provisions of Section 6.13(b) hereunder.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly:

7.01                        Liens.  Create, incur, assume or suffer to exist any Lien upon any of their assets, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                  Liens in favor of the Collateral Agent for the benefit of the Secured Parties granted pursuant to any Loan Document;

(b)                                 Liens for taxes not yet due or which are being contested in good faith by appropriate actions promptly instituted and diligently conducted;

(c)                                  statutory Liens of landlords, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business for amounts not yet overdue or for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty days) are being contested in good faith by appropriate actions, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)                                 Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety bonds (other than bonds related to judgments or litigation) and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations of a like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof and pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings, the Borrower or any of its Subsidiaries;

(e)                                  easements, rights-of-way, restrictions, encroachments, other minor defects or irregularities in title, and leases or subleases, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)                                    any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder entered into by the Borrower or any Subsidiary in the ordinary course of its business covering only the assets so leased of real estate permitted hereunder;

(g)                                 Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h)                                 leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of the Borrower or any of its Subsidiaries or (y) secure any Indebtedness;

(i)                                     Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(j)                                     Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(f), (o) and (r) to be applied against the purchase price for such Investment and (ii) consisting of an agreement to dispose of any property in an Asset Sale permitted under Section 7.05, in each case, solely to the extent such Investment or Asset Sale, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)                                  Liens on property of any Foreign Subsidiary that does not constitute Collateral which liens secure Indebtedness of such Foreign Subsidiary permitted under Section 7.03;

(l)                                     Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirements shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition and (iii) the Indebtedness secured thereby is permitted under Sections 7.03(c), (d) and (m);

(m)                               Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n)                                 Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(o)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(p)                                 any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(q)                                 licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(r)                                    Liens listed as exceptions on lender title policies in connection with the Mortgages delivered on the Closing Date;

(s)                                  Liens securing Indebtedness permitted pursuant to Section 7.03(m); provided that (i) such Liens attach concurrently with or within three hundred sixty (360) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens shall not at any time encumber more than the asset acquired (other than accessions thereto) with the proceeds of such Indebtedness and the proceeds and the products thereof and (iii) with respect to capitalized leases, such Liens do not at any time extend to or cover any assets (except for accessions to such asset) other than the assets subject to such capitalized leases; provided that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender;

(t)                                    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(u)                                 Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02;

(v)                                 Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; and

(w)                               other Liens on assets that do not constitute Collateral securing Indebtedness in an aggregate amount not to exceed $15.0 million at any time outstanding;

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents.

7.02                        Investments.  Make any Investments, except:

(a)                                  Investments held by the Borrower or such Subsidiary in the form of Cash Equivalents;

(b)                                 equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Subsidiary Guarantor;

(c)                                  Investments consisting of extensions of trade credit and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and deposits, prepayments and other credits to suppliers, in each case, made in the ordinary course of business;

(d)                                 intercompany loans to the extent permitted under Sections 7.03(b) and 7.03(q);

(e)                                  loans and advances to employees of Holdings, the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $5.0 million and (i) made in the ordinary course of business for business-related travel, entertainment, relocation and analogous ordinary business purposes or (ii) made in connection with such Person’s purchase of Equity Interests of Holdings;

(f)                                    Investments pursuant to Permitted Acquisitions permitted pursuant to Section 7.13;

(g)                                 Investments consisting of Liens, Indebtedness, fundamental changes, Asset Sales and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05, and 7.06, respectively;

(h)                                 Investments outstanding on the Closing Date and listed on Schedule 7.02 and any modification, replacement, renewal or extension thereof so long as the extent of such Investment is not increased thereby;

(i)                                     Investments in Swap Contracts permitted under Section 7.03(r);

(j)                                     the Acquisition and the Merger;

(k)                                  Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practices;

(l)                                     Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business and upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)                               loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings in accordance with Section 7.06;

(n)                                 Investments made by the Borrower or a Subsidiary Guarantor in a Foreign Subsidiary (including guarantees of Indebtedness) in an aggregate amount outstanding at any time which, when added to the amount of outstanding Indebtedness of a Foreign Subsidiary to the Borrower and/or a Subsidiary Guarantor pursuant to Section 7.03(q), shall not exceed $10.0 million and Investments by a Foreign Subsidiary in another Foreign Subsidiary;

(o)                                 so long as immediately after giving effect to any such Investment, no Default or Event of Default has occurred and is continuing and the Leverage Ratio (calculated on a pro forma basis after giving effect to any such Investment) at the time of making such Investment is less than 1.50:1.00, other Investments in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Investment;

(p)                                 advances of payroll payments to employees or consultants in the ordinary course of business;

(q)                                 non-cash consideration received in any Asset Sale permitted by Section 7.05;

(r)                                    other Investments in an aggregate amount not to exceed at any time $30.0 million;

(s)                                  Investments consisting of the contribution of Equity Interests of any other Foreign Subsidiary held directly by the Borrower or a Subsidiary in exchange for Indebtedness, Equity Interests or a combination thereof of the Foreign Subsidiary to which such contribution is made or the exchange of Equity Interests in any Foreign Subsidiary for Indebtedness of such Foreign Subsidiary; and

(t)                                    Guarantees by the Borrower or a Subsidiary of leases (other than Capital Lease Obligations) or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

An Investment shall be deemed to be outstanding to the extent not returned in the same form (or (i) in assets that may be used in those businesses in which the Borrower and its Subsidiaries are permitted to be engaged under Section 7.07 and have at least the same fair market value or (ii) in Marketable Securities with at least the same fair market value, provided that such Marketable Securities are otherwise permitted by this Section 7.02 or such Marketable Securities are liquidated within 45 days) as the original Investment to Borrower or any Subsidiary Guarantor.

7.03                        Indebtedness and Disqualified Capital Stock.  Create, incur, assume or suffer to exist any Indebtedness or Disqualified Capital Stock, except:

(a)                                  Indebtedness under the Loan Documents;

(b)                                 Indebtedness of any Subsidiary Guarantor to the Borrower or to any other Subsidiary Guarantor, or of the Borrower to any Subsidiary Guarantor; provided (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Subsidiary Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(c)                                  Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earn-out or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries; provided that in the case of a disposition, the maximum aggregate liability in respect of all such obligations outstanding under this clause (c) shall at no time exceed the gross proceeds actually received by the Borrower and its Subsidiaries in connection with such disposition;

(d)                                 Indebtedness of the Borrower and its Subsidiaries (A) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, or (B) owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to the Administrative Agent, in each case, so long as both immediately prior and after giving effect thereto, (x) no Default or Event of Default shall exist or result therefrom, and (y) the Borrower and its Subsidiaries will be in pro forma compliance with the covenants set forth in Section 7.12 after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness and any extensions, renewals or replacements (“refinancings”) of such Indebtedness except refinancings of any such Indebtedness if the terms and conditions thereof when taken as a whole are less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is not greater than or equal to that of the Indebtedness being refinanced or extended; provided such refinancing Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in principal amount the Indebtedness being renewed, extended or refinanced along with interest and premium (if any) of such Indebtedness, together with fees and expenses related to such renewal, extension or refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;

(e)                                  Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries incurred in the ordinary course of business;

(f)                                    Indebtedness consisting of obligations of the Borrower or its Subsidiaries under deferred employee compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions;

(g)                                 Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(h)                                 Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations (other than any guarantees or obligations for borrowed money) incurred in the ordinary course of business;

(i)                                     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided that such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(j)                                     guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and its Subsidiaries;

(k)                                  guarantees by the Borrower of Indebtedness of a Subsidiary Guarantor or guarantees by a Subsidiary of the Borrower of Indebtedness of the Borrower or a Subsidiary Guarantor or guarantees by a Foreign Subsidiary of Indebtedness of another Foreign

Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 7.03;

(l)                                     Indebtedness existing on the date hereof and listed on Schedule 7.03;

(m)                               purchase money Indebtedness incurred within 360 days of the acquisition or completion of construction or installation of the assets acquired in connection with the incurrence of such Indebtedness in an aggregate amount which, when added with sales and lease-backs permitted pursuant to Section 7.09, shall not exceed at any time $30.0 million (including any Indebtedness acquired in connection with a Permitted Acquisition) or any refinancings thereof if the terms and conditions thereof when taken as a whole are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided such Indebtedness shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in principal amount the Indebtedness being renewed, extended or refinanced along with interest and premium (if any) of such Indebtedness, together with fees and expenses related to such renewal, extension or refinancing or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom; provided, further any such Indebtedness shall be secured only by the assets acquired in connection with the incurrence of such Indebtedness;

(n)                                 obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into in the ordinary course of business for the purpose of fixing or hedging interest rate currency or commodity risks and not for purposes of speculation;

(o)                                 Indebtedness incurred by the Borrower to past, present or future members of management, employees, directors and consultants of Holdings, the Borrower or any Subsidiary in connection with stock repurchases; provided that the aggregate amount of such Indebtedness incurred during the term of this Agreement shall not exceed $5.0 million;

(p)                                 Indebtedness of one or more Foreign Subsidiaries (when taken together with any guarantees thereof by the Borrower or a Subsidiary Guarantor pursuant to Section 7.02(n)), in an aggregate amount not to exceed at any time $10.0 million;

(q)                                 Indebtedness of a Foreign Subsidiary to the Borrower or a Subsidiary Guarantor in an aggregate principal amount outstanding at any time which, when added to the amount of outstanding Investments made by the Borrower and/or a Subsidiary Guarantor pursuant to Section 7.02(n), shall not exceed $10.0 million;

(r)                                    Permitted Subordinated Indebtedness; and

(s)                                  other Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed at any time $10.0 million.

7.04                        Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person other than in the Transactions, except that, so long as no Event of Default exists or would result therefrom:

(a)                                  any Subsidiary of the Borrower may merge with (i) the Borrower, provided that (x) the Borrower shall be the continuing or surviving Person or (y) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation or a limited liability company organized and existing under the laws of the State of Delaware and the Successor Company (if not the Borrower) will expressly assume, by an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent, all of the Obligations of the Borrower under any of the Loan Documents to which it is a party (provided that if the Successor Company is a limited liability company, its operating agreement shall provide that the membership interests are “securities” within the meaning of Article 8 of the UCC and certificates representing all of the membership interests are delivered to the Collateral Agent as Pledged Collateral) (as defined in the Security Agreement), or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person or to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;

(b)                                 any Subsidiary of the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then (i) the transferee must be the Borrower or a Subsidiary Guarantor and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03;

(c)                                  any Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that (i) the continuing or surviving Person shall have complied with the requirements of Section 6.13 and (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02;

(d)                                 the Borrower and its Subsidiaries may consummate the Acquisition;

(e)                                  a merger, dissolution, liquidation, consolidation or Asset Sale, the purpose of which is to effect an Asset Sale permitted pursuant to Section 7.05 may be effected; and

(f)                                    (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and if not materially disadvantageous to the Lenders.

7.05                        Asset Sales.  Make any Asset Sales or enter into any agreement to make any Asset Sales, except:

(a)                                  sales or other dispositions of assets that do not constitute Asset Sales;

(b)                                 Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) (i) are less than $5.0 million with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same fiscal year, are less than $15.0 million; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in cash or Cash Equivalents, and (3) the Net Cash Proceeds thereof shall be applied as required by Section 2.05(c); provided further that for purposes of clause (2), the Borrower may elect to treat non-cash consideration from an Asset Sale as cash so long as the amount of such non-cash consideration being held by the Borrower and its Subsidiaries (and not previously converted to cash) does not exceed $5.0 million in the aggregate;

(c)                                  Investments made in accordance with Section 7.02;

(d)                                 Dispositions permitted by Sections 7.04 and 7.06 and Liens permitted by Section 7.01;

(e)                                  Asset Sales listed on Schedule 7.05;

(f)                                    Dispositions of Property by the Borrower or any Subsidiary to the Borrower or to a Subsidiary; provided that if the transferor is a Subsidiary Guarantor of the Borrower, (i) the transferee thereof must be either the Borrower or a Subsidiary Guarantor and (ii) to the extent such transaction constitutes an Investment, such transaction is permitted by Section 7.02;

(g)                                 Dispositions permitted by Section 7.09; and

(h)                                 Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property.

To the extent the Required Lenders waive the provisions of this Section 7.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 7.05, such Collateral (unless sold to Borrower or a Subsidiary Guarantor) shall be sold free and clear of the

Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate or reasonably requested by the Borrower in order to effect the foregoing.

7.06                        Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, except that:

(a)                                  Each Subsidiary may make Restricted Payments to the Borrower and to Subsidiaries (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to the Borrower and any Subsidiary and to each other owner of Equity Interests of such Subsidiary) based on their relative ownership interests;

(b)                                 Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in Equity Interests (other than Disqualified Capital Stock) of such Person;

(c)                                  Borrower may make Restricted Payments on the Closing Date to consummate the Acquisition, the Merger and the other Transactions;

(d)                                 to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into transactions expressly permitted by Section 7.04;

(e)                                  so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Payments to Holdings (i) in an aggregate amount not to exceed $3.0 million in any fiscal year, to the extent necessary to permit Holdings to pay general administrative costs and expenses and operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses, (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Payment for such purpose, (iii) in an aggregate amount required for Holdings to pay franchise taxes and other fees required to maintain its legal existence, (iv) in an aggregate amount sufficient to pay reasonable and customary costs and expenses incident to a public offering (whether or not consummated) of the Equity Interests of Holdings to the extent that the proceeds therefrom are intended to be contributed to the Borrower and (v) to finance any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or its Restricted Subsidiaries or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or its Subsidiaries in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.13;

(f)                                    so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make Restricted Payments with respect to the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Holdings or any Subsidiary of Holdings held by any past, present or future employee, director, officer or consultant of Holdings (or any of its Subsidiaries)

pursuant to any equity subscription agreement, stock option agreement or similar agreement or plan; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $2.5 million in any twelve-month period;

(g)                                 repurchases of Equity Interests deemed to occur upon the exercise of employee stock options or warrants if such Equity Interests are surrendered in lieu of the exercise price thereof;

(h)                                 so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Leverage Ratio calculated on a pro forma basis at the time of making such Restricted Payments is less than 1.50:1.00, the Borrower may make additional Restricted Payments to Holdings in an amount not to exceed the Cumulative Growth Amount immediately prior to the time of the making of such Restricted Payment; and

(i)                                     so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments to Holdings in an amount not to exceed $15.0 million.

7.07                        Change in Nature of Business/Partnerships/Accounting Changes.  (a)  Engage (directly or indirectly) in any business other than those businesses in which the Borrower and its Subsidiaries are engaged on the Closing Date (or which are reasonably related thereto or are reasonable extensions thereof) or such other lines of business as may be consented to by the Required Lenders, (b) become a general partner in any general partnership (other than any general partnership in existence on the Closing Date), or (c) make any change in accounting policies or reporting practices, except as required or permitted by GAAP.

7.08                        Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with or for the benefit of any Affiliate of the Borrower or any Subsidiary, other than on terms and conditions not materially less favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary at that time in an arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(a)                                  Restricted Payments permitted by Section 7.06;

(b)                                 Investments permitted by Sections 7.02(b), (e) and (n);

(c)                                  reasonable director, officer and employee fees, compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification and severance arrangements, in each case entered into in the ordinary course of business;

(d)                                 transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e)                                  consummation of the Transactions in accordance with the Transaction Documents (including the payment of fees and expenses associated therewith to the extent set forth on Schedule 7.08(e));

(f)                                    transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08(f) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect;

(g)                                 Asset Sales permitted by Section 7.04(b);

(h)                                 loans and other transactions by and between or among Holdings, the Borrower or any Subsidiary to extent permitted under this Article VII; and

(i)                                     transactions (i) between or among the Borrower and/or one or more Subsidiaries and (ii) between or among Subsidiaries to the extent otherwise permitted under this Article VII.

7.09                        Sales and Leasebacks.  Directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Loan Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Loan Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease; provided that the Borrower and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the Borrower and its Subsidiaries are permitted to enter into and remain liable with respect to such lease in connection with Indebtedness incurred pursuant to Section 7.03(m) in an aggregate amount which, when added to the amount of Indebtedness of the Borrower and its Subsidiaries pursuant to Section 7.03(m), shall not exceed $30.0 million.

7.10                        Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of

(i)                                     any restrictions existing under or permitted by the Loan Documents;

(ii)                                  any encumbrance or restriction pursuant to applicable law;

(iii)                               any encumbrance or restriction with respect to a Subsidiary or any of its Subsidiaries pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by the Borrower (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary was acquired by the Borrower) and outstanding on such date of acquisition, which encumbrance or restriction is not applicable to the Borrower or its Subsidiaries, or the properties or assets of the Borrower or its Subsidiaries, other than the Subsidiary, or the property or assets of the Subsidiary, so acquired, or any Subsidiary thereof or the property or assets of any such Subsidiary;

(iv)                              any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clause (i), (ii) or (iii) of this covenant or this clause (iv); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole, as determined by the Borrower in good faith, to the Lenders than the encumbrances and restrictions contained in such predecessor agreement;

(v)                                 with respect to clause (c), any encumbrance or restriction (A) that restricts the subletting, assignment, sublicense or transfer of any property or asset or right and is contained in any lease, license or other contract entered into in the ordinary course of business or (B) contained in security agreements securing Indebtedness of a Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(vi)                              any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of the Equity Interests or assets of such Subsidiary permitted by Section 7.05;

(vii)                           any encumbrances or restrictions applicable solely to a Foreign Subsidiary and contained in any credit facility extended to any Foreign Subsidiary;

(viii)                        restrictions in the transfers of assets pursuant to a Lien permitted by Section 7.01;

(ix)                                any encumbrance or restriction arising under or in connection with any agreement or instrument relating to any Indebtedness permitted by Section 7.03(l) if (A) either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant contained in the terms of such agreement or instrument or (y) the Borrower in good faith determines that such encumbrance or restriction will not cause the Borrower not to have the funds necessary to pay the Obligations when due and (B) the encumbrance or restriction is not materially more disadvantageous to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower);

(x)                                   any encumbrance or restriction arising under or in connection with any agreement or instrument governing Equity Interests of any Person other than a wholly owned Subsidiary that is acquired after the Closing Date;

(xi)                                any negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or the subject of the Indebtedness;

(xii)                             comprise restrictions imposed by any agreement relating to secured Indebtedness permitted by Section 7.03(m) to the extent such restrictions apply only to the property or assets (including proceeds and products thereof and any accessions thereto) securing such Indebtedness; and

(xiii)                          restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

7.11                        Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly to purchase or carry margin stock (in a manner that would violate Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.12                        Financial Covenants.

(a)                                  Leverage Ratio.  Permit the Leverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Date	Ratio
Closing Date – September 30, 2005	4.25 to 1.00
October 1, 2005 – December 31, 2005	4.25 to 1.00
January 1, 2006 – March 31, 2006	4.00 to 1.00
April 1, 2006 – June 30, 2006	4.00 to 1.00
July 1, 2006 – September 30, 2006	4.00 to 1.00
September 30, 2006 – December 31, 2006	4.00 to 1.00
January 1, 2007 – March 31, 2007	3.50 to 1.00
April 1, 2007 – June 30, 2007	3.50 to 1.00
July 1, 2007 – September 30, 2007	3.50 to 1.00
October 1, 2007 – December 31, 2007	3.50 to 1.00
January 1, 2008 – March 31, 2008	3.25 to 1.00
April 1, 2008 – June 30, 2008	3.25 to 1.00
July 1, 2008 – September 30, 2008	3.25 to 1.00
October 1, 2008 – December 31, 2008	3.25 to 1.00
January 1, 2009 and thereafter	3.00 to 1.00

(b)                                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Date	Ratio
Closing Date – September 30, 2005	2.75 to 1.00
October 1, 2005 – December 31, 2006	2.75 to 1.00
January 1, 2006 – March 31, 2006	2.75 to 1.00
April 1, 2006 – June 30, 2006	2.75 to 1.00
July 1, 2006 – September 30, 2006	3.00 to 1.00
October 1, 2006 – December 31, 2006	3.00 to 1.00
January 1, 2007 – March 31, 2007	3.25 to 1.00
April 1, 2007 – June 30, 2007	3.25 to 1.00
July 1, 2007 – September 30, 2007	3.25 to 1.00
October 1, 2007 – December 31, 2007	3.25 to 1.00
January 1, 2008 – March 31, 2008	3.50 to 1.00
April 1, 2008 – June 30, 2008	3.50 to 100
July 1, 2008 – September 30, 2008	3.50 to 100
October 1, 2008 – December 31,2008	3.50 to 100
January 1, 2009 – March 31, 2009	3.75 to 1.00
April 1, 2009 – June 30, 2009	3.75 to 100
July 1, 2009 – September 30, 2009	3.75 to 100
October 1, 2009 – December 31, 2009	3.75 to 100
January 1, 2010 and thereafter	4.00 to 1.00

(c)                                  Minimum Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio, as of the last day of any Test Period ending during any period set forth in the table below, to be less than the ratio set forth opposite such period in the table below:

Date	Ratio
Closing Date – September 30, 2005	1.25 to 1.00
October 1, 2005 – December 31, 2005	1.25 to 1.00
January 1, 2006 – March 31, 2006	1.25 to 1.00
April 1, 2006 – June 30, 2006	1.25 to 1.00
July 1, 2006 – September 30, 2006	1.25 to 1.00

Date	Ratio
October 1, 2006 – December 31, 2006	1.25 to 1.00
January 1, 2007 – March 31, 2007	1.60 to 1.00
April 1, 2007 – June 30, 2007	1.60 to 1.00
July 1, 2007 – September 31, 2007	1.60 to 1.00
October 1, 2007 – December 31, 2007	1.60 to 1.00
January 1, 2008 – March 31, 2008	1.80 to 1.00
April 1, 2008 – June 30, 2008	1.80 to 1.00
July 1, 2008 – September 30, 2008	1.80 to 1.00
October 1, 2008 – December 31, 2008	1.80 to 1.00
January 1, 2009 and thereafter	2.00 to 1.00

7.13                        Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any assets constituting a business unit or division or line of business of, or Equity Interests representing a majority of the outstanding Equity Interests or voting power of the Voting Stock of, any Person (or agree to do any of the foregoing at any future time), except

(a)                                  the Transactions as contemplated by the Transaction Documents; and

(b)                                 Permitted Acquisitions, the aggregate Acquisition Consideration for which shall not exceed $25.0 million in any one calendar year (with any unused portion of such $25.0 million for any year being carried forward to the next succeeding calendar year but not thereafter) or $125.0 million in the aggregate from the Closing Date.

7.14                        Modifications of Organization Documents and Other Documents, Etc.  Directly or indirectly:

(a)                                  amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or the documents governing any Indebtedness, in each case in any manner that is adverse in any material respect to the interests of the Lenders; or

(b)                                 terminate, amend, modify or change any of its Organization Documents (including (x) by the filing or modification of any certificate of designation and (y) any election to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC other than concurrently with the delivery of certificates representing such Pledged Interests to the Collateral Agent) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), other than any such amendments, modifications or changes which are not adverse in any material respect to the interests of the Lenders; provided that the Borrower may issue Qualified Capital Stock, so long as such issuance is not prohibited by any provision of this Agreement, and may amend its Organization Documents to authorize any such Qualified Capital Stock.

7.15                        Prepayments, Etc. of Indebtedness.  Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest and any mandatory payment of applicable high yield discount shall be permitted, subject to the terms of the subordination provisions applicable thereto) any Subordinated Indebtedness (“Junior Financing”), except (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, (x) for an aggregate purchase price not in excess of the Cumulative Growth Amount immediately prior to the time of such prepayment, redemption or repurchase (provided that at the time thereof the Leverage Ratio calculated on a pro forma basis at the time of such prepayment, redemption or repurchase is less than 1.50:1.00) or (y) the refinancing thereof with the Net Cash Proceeds of any Permitted Subordinated Indebtedness or the issuance of Qualified Capital Stock and (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Capital Stock).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                        Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)                                  Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of or premium (if any) on any Loan or any L/C Obligation, or (ii) within five Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                                 Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05, 6.11 or Article VII of this Agreement; or

(c)                                  Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after notice thereof by the Administrative Agent or any Lender to the Borrower; or

(d)                                 Representations and Warranties.  Any representation, warranty or certification or other statement made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document or in any statement or document delivered in writing in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)                                  Cross-Default.  Any Loan Party or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, and giving effect to any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder or under the Guarantee) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) equal to or greater than the Threshold Amount, or (B) fails to observe or perform any other material agreement or condition relating to any such Indebtedness beyond any applicable cure period or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity; provided that this clause (e)(B) shall not apply to secured Indebtedness that became due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)                                    Insolvency Proceedings, Etc.  Any Loan Party or any of their respective Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h)                                 Judgments.  There is entered against any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) one or more final judgments or orders by a court or Governmental Authority for the payment of money in an amount that individually or in the aggregate is equal to or greater than the Threshold Amount (to the extent not adequately covered by insurance issued by a solvent and unaffiliated insurer that has not disclaimed coverage), and all such judgments or orders shall not have been vacated, discharged, stayed or fully bonded pending appeal within 60 days from the entry thereof; or

(i)                                     ERISA.  (i) An ERISA Event, or termination, withdrawal or noncompliance with applicable laws or plan terms with respect to Foreign Plans occurs which has resulted or could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability to a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                                     Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document except by reason of payment in full of all Obligations, or purports to revoke, terminate or rescind any provision of any Loan Document except pursuant to the express terms thereof; or

(k)                                  Change of Control.  There occurs any Change of Control; or

(l)                                     Collateral.  Any security interest and Lien purported to be created by any Security Document as to any property of the Loan Parties (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) shall cease to give the Collateral Agent, for the benefit of the Secured Parties a perfected First Priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in this Agreement or such Security Document and subject to Permitted Liens) in favor of the Collateral Agent, or any security interest and Lien purported to be created by any Security Document on such property shall be asserted by any Loan Party not to be a valid, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document and subject to Permitted Liens) security interest in or Lien on the Collateral covered thereby, in each case other than to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates or instruments actually delivered to it representing securities or notes pledged under the Security Documents or to file Uniform Commercial Code continuation statements and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer.

8.02                        Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)                                     declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)                                  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)                               require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv)                              exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                        Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

(a)                                  First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent in their capacities as such;

(b)                                 Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal, interest, commitment fees and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;

(c)                                  Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid commitment fees, Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause (c) payable to them;

(d)                                 Fourth, (i) to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and L/C Borrowings, (ii) to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, (iii) to payment of amounts due under any Treasury Management Agreement between any Loan Party and any Secured Party and (iv) to payment of breakage, termination or other amounts owing in respect of any Swap Contract between any Loan Party and any

Secured Party, to the extent such Swap Contract is permitted hereunder, ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them; and

(e)                                  Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(g), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (d) above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower.

ARTICLE IX

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

9.01                        Appointment and Authority.  Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, and Collateral Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02                        Rights as a Lender.  The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

9.03                        Exculpatory Provisions.  No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Agents:

(a)                                  shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that such the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)                                  shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the such Agent by the Borrower, a Lender or the L/C Issuer.

No Agent shall be responsible to the Lenders, the L/C Issuer or any of their respective Related Parties for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

9.04                        Reliance by Agents.  Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable to the

Lenders, the L/C Issuer or any of their respective Related Parties for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                        Delegation of Duties.  Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agents.

9.06                        Resignation of Agent.  Each Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or other financial institution with an office in the United States, or an Affiliate of any such bank or other financial institution with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this section shall also constitute its resignation as L/C Issuer and Swing Line Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C

Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                        Non-Reliance on Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Administrative Agent, Collateral Agent, Swing Line Lender, L/C Issuer and Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as an Agent, a Lender, a Swing Line Lender or the L/C Issuer hereunder.

9.09                        Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, any Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)                                  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in the manner set forth in Section 8.03;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the

Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10                        Collateral and Guarantee Matters.  The Lenders and the L/C Issuer irrevocably authorize each of the Administrative Agent and Collateral Agent, at its option and in its discretion,

(a)                                  to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)                                 to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(l); and

(c)                                  to release any Subsidiary Guarantor from its obligations under the Guarantee if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any other Indebtedness of the Borrower unless and until such Subsidiary Guarantor is (or is being simultaneously) released from its guaranty with respect to such other Indebtedness.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guarantee pursuant to this Section 9.10.

ARTICLE X

MISCELLANEOUS

10.01                 Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)                                  extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(b)                                 (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any L/C Obligation or any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment or (D) postpone the scheduled date of expiration of any Revolving Loan Commitment or any Letter of Credit beyond the Revolving Loan Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(c)                                  change any scheduled date of payment of or the installment otherwise due on the principal amount of any Term Loan under Section 2.07, without the consent of each Lender directly affected thereby;

(d)                                 reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document or change the form or currency of payment without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (d); provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate);

(e)                                  waive, change or consent to any departure from Section 2.12(a), Section 2.13 or Section 8.03 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing of payments or the order of application of payments required thereby without the written consent of each Lender;

(f)                                    waive, change or consent to any departure from any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Revolving Loan Lenders” or “Required Term Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(g)                                 other than in a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(h)                                 other than a transaction permitted by Section 7.04 or Section 7.05, release any Significant Subsidiary that is a Subsidiary Guarantor from the Guarantee without the written consent of each Lender;

(i)                                     waive any condition set forth in Section 4.02 without the written consent of the Required Revolving Loan Lenders; or

(j)                                     change the application of prepayments between Classes under Section 2.05(g), without the written consent of the Required Class Lenders of the Class that is being allocated a lesser prepayment as a result thereof;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by any Agent in addition to the Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document; and (iv) Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased, extended or reinstated without the consent of such Lender.

If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by this Section 10.01, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace all non-consenting Lenders required to obtain such consent with one or more Eligible Assignees in accordance with Section 10.13, so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

Notwithstanding anything to the contrary, without the consent of any other Person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof (collectively, the “Additional Extensions of Credit”) to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Required Class Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”), but only if (a) the aggregate principal amount of the Replacement Term Loans does not exceed the aggregate principal amount of the Refinanced Term Loans, (b) the Applicable Rate for the Replacement Term Loans is not higher than the Applicable Rate for the Refinanced Term Loans, (c) the weighted average life to maturity of the Replacement Term Loans is not shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of the refinancing and (d) all other terms applicable to such Replacement Term Loans are substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

10.02                 Notices; Effectiveness; Electronic Communication.

(a)                                  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                     if to the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer, the Swing Line Lender, or the Syndication Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                                  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                                 Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Collateral Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                                  The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender or the L/C Issuer for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender or the L/C Issuer for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                                 Change of Address, Etc.  Each of the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender.

(e)                                  Reliance by Administrative Agent, the Collateral Agent, L/C Issuer and Lenders.  The Administrative Agent, the Collateral Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing or Conversion Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, the Collateral Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent or the Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

10.03                 No Waiver; Cumulative Remedies.  No failure by any Lender, the L/C Issuer, the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.04                 Expenses; Indemnity; Damage Waiver.

(a)                                  Costs and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by each Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for any Agent), in connection with due diligence, the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by each Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for any Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Agent (and any sub-agent thereof), the Arrangers, each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses and settlement costs (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Material on, at, under or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Claim related in any way to the Borrower or any of the Subsidiaries, or (iv) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, expenses or settlement costs (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Affiliates and the respective officers, directors, employees, attorneys, agents and advisors of such Indemnitee and its Affiliates or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and provided further that Article III (instead of this Section 10.04) shall govern indemnity with respect to the matters addressed in such Article (including, without limitation, Taxes).

(c)                                  Reimbursement by Lenders.  To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the L/C Issuer, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent, (or any sub-agent thereof), the Collateral Agent, the L/C Issuer, the Swingline Lender or such Related Party, as the case may be, such Lender’s Pro rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), or L/C Issuer or the Swingline Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)                                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)                                  Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)                                    Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the Collateral Agent and the L/C Issuer, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05                 Payments Set Aside.  To the extent that any payment by or on behalf of any Borrower is made to any Agent, the L/C Issuer or any Lender, or any Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to each Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06                 Successors and Assigns.

(a)                                  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 10.06, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that

(i)                                     except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or the outstanding principal balance of the Term Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment, is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million with respect to Term Loan Commitments and Term Loans, $5.0 million with respect to Revolving Loan Commitments and Revolving Loans unless, in each case, each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed; provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)                                  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans and shall not prohibit any Lender from assigning all or a portion of its rights and obligations among Commitments and Loans of any Class, on a non-pro rata basis;

(iii)                               any assignment of a Revolving Loan Commitment or a Revolving Loan must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee is itself a Revolving Loan Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

(iv)                              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 10.06, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrower (at its expense) shall execute and deliver the applicable Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)                                  Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice.  In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d)                                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent sell participations to any Person (other than a natural person or the Borrower or the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans, if applicable) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 10.01(a), (b), (c) or (d) that affects such Participant.  Subject to the foregoing provisions of this subsection (d) and to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  Subject to the foregoing provisions of this subsection (d), to the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                                  Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(f)                                    Certain Pledges.  Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of, such holders; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                 Electronic Execution of Assignments.  The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)                                 Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii).  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01 or 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.

(i)                                     Resignation as L/C Issuer or Swing Line Lender After Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Loan Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower and the Lenders, resign as Swing Line Lender.  In the event of any such resignation as L/C Issuer or Swing Line Lender, the Required Revolving Loan Lenders, in consultation with the Borrower, shall be entitled to appoint from among the Revolving Loan Lenders (with the consent of the applicable Revolving Loan Lender) a successor L/C Issuer or Swing Line Lender hereunder; provided that if (i) the Required Revolving Loan Lenders shall not have so appointed any such successor within the 30-day period following Bank of America’s notice of resignation, or (ii) Bank of America shall have resigned as Administrative Agent in accordance with Section 9.06, Bank of America may appoint such successor.  Any such resignation shall be effective upon the appointment (with the consent of the applicable Revolving Loan Lender) of a successor.  If Bank of America resigns as L/C Issuer, it shall retain all the rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Loan Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

10.07                 Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that the Administrative Agent or such Lender, unless prohibited by any Law, shall use reasonable efforts to notify the Borrower in advance of any disclosure pursuant to this clause (c) but only to the extent reasonably practicable under the circumstances and on the understanding that neither the Administrative Agent nor any Lender shall incur any liability for failure to give such notice, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any pledgee pursuant to Section 10.06(f), any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract with the Borrower or any Subsidiary, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, at any time that the Borrower or any Subsidiary is not a reporting company, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.08                 Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the

Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have.  Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09                 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10                 Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11                 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Commitment shall remain in effect, any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12                 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.13                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, if any Lender gives notice pursuant to Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, and such amounts or compensation do not affect Lenders generally, or if any Lender is a Defaulting Lender or as provided in Section 10.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)                                  the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b)                                 such Lender shall have received payment of an amount equal to the outstanding principal of and premium (if any) on its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                                  in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                                 such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14                 Governing Law, Jurisdiction; Etc.

(a)                                  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                                 SUBMISSION TO JURISDICTION.  THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMIT, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                                  WAIVER OF VENUE.  THE BORROWER AND EACH OTHER PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE, TELEPHONE OR ELECTRONIC COMMUNICATION) IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15                 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16                 USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent to identify the Borrower in accordance with the Patriot Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE WILLIAM CARTER COMPANY

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, individually as Lender and as Syndication Agent

By:
Name:
Title:

By:
Name:
Title: